Execution Version

LOAN AGREEMENT

dated as of September 21, 2007

among

MACQUARIE DISTRICT ENERGY, INC.
as Borrower,

THE LENDERS (as herein defined)

and

DRESDNER BANK AG NEW YORK BRANCH,
as Administrative Agent,

DRESDNER BANK AG NEW YORK BRANCH,
as Mandated Lead Arranger,

LASALLE BANK NATIONAL ASSOCIATION
as Documentation Agent,
and

LASALLE BANK NATIONAL ASSOCIATION
as Issuing Bank

(continued)

(continued)

(continued)

(continued)

(continued)

Page
SCHEDULES:
Schedule 1.1	Existing Letters of Credit
Schedule 2.1	Commitments and Pro Rata Shares
Schedule 5.5	Approvals
Schedule 5.7	Litigation and Proceedings
Schedule 5.8	Leases
Schedule 5.11	Organizational Chart
Schedule 5.12	Employee Benefit Plans
Schedule 5.14	Intellectual Property
Schedule 5.19	Material Contracts
Schedule 5.23	Policies of Insurance
Schedule 5.25	Bank Accounts and Securities Accounts
Schedule 5.26	Agreements with Affiliates
Schedule 5.27(a)	Existing Indebtedness
Schedule 5.27(b)	Existing Liens
Schedule 6.11	Interest Rate Hedge Protocol
Schedule 7.8	ERISA Exceptions

EXHIBITS:
EXHIBIT A	Forms of Borrowing Requests
EXHIBIT B	Form of Note
EXHIBIT C	Notice of Revolving Loan Conversion
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Control Agreement
EXHIBIT F	Form of Parent Pledge Agreement
EXHIBIT G	Form of Borrower Security Agreement
EXHIBIT H	Form of Subsidiary Guaranty and Security Agreement
EXHIBIT I	Form of Assignment and Assumption

LOAN AGREEMENT (this “Agreement”), dated as of September 21, 2007 among MACQUARIE DISTRICT ENERGY, INC., a Delaware corporation (“MDE” or the “Borrower”); the Lenders from time to time parties hereto (the “Lenders”); and DRESDNER BANK AG NEW YORK BRANCH, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank.

RECITALS

(A) The Borrower through various subsidiaries provides cold and hot water (for chilling and heating purposes) and back-up electricity generation to various clients.

(B) The Borrower has certain Existing Debt (as defined below) and has requested that the Lenders provide financing under this Agreement to (i) refinance the Existing Debt and pay for certain fees and expenses in connection with the closing of the Loans through a term loan facility, (ii) provide a revolving credit facility and letters of credit issued for the account of the Borrower and (iii) provide a capital expenditure facility, in each case, as set forth more fully herein.

(C) The Lenders are willing to provide such financing to the Borrower subject to and upon the terms and conditions set forth herein.

The parties hereto agree as follows:

ARTICLE I
INTERPRETATION

Section 1.1 Definitions. Unless otherwise indicated in this Agreement or any other Loan Document, each term set forth below, when used in this Agreement or any other Loan Document, shall have the respective meaning given to that term below:

“Additional Security Document” means each document, agreement and instrument delivered to the Collateral Agent or any Lender in connection with any Collateral or to secure the Obligations in accordance with Section 6.10.

“Administrative Agent” means Dresdner Bank AG New York Branch, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor administrative agent appointed pursuant to the terms of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of a particular Person means, at any time, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of securities having ordinary voting power for the election of directors or other members of the governing body of a corporation or other Person, or 10% or more of any partnership or other ownership interests of any other Person. Under no circumstances shall the Administrative Agent or the Collateral Agent be considered to be an Affiliate of any Person solely because any Loan Document contemplates that any of them may request or act at the instruction of any such Person or such Person’s Affiliate.

“Agents” means each of the Administrative Agent and the Collateral Agent.

“Aladdin Contract Event” means termination (by its terms or by default) or non-renewal of, or reduction in the payment terms by amendment, court order or operation of law under, the Energy Service Agreement dated September 24, 1998, as amended and amended and restated, between Aladdin Gaming LLC and Northwind Aladdin and Energy Service Agreement dated September 24, 1998, as amended and amended and restated, between Aladdin Bazaar LLC and Northwind Aladdin and any agreements executed in substitution thereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Loan” means any Loan which bears interest at the Alternate Base Rate.

“Applicable Margin” means, for each day, 0.90% per annum.

“Applicable Project” means any project of any Loan Party for which the Borrower has requested a Letter of Credit to be issued pursuant to Section 2.14 to support such Loan Party’s payment obligations with respect to the payment of Capital Expenditures for such project.

“Assignment and Assumption” means an Assignment and Assumption in the form of Exhibit I or any other form approved by the Administrative Agent.

“Available Capital Expenditure Loan Commitment” means, as to any Capital Expenditure Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s aggregate Capital Expenditure Loan Commitment, minus (b) the aggregate principal amount of all Capital Expenditure Loans made by such Lender prior to such time, minus (c) any portion of the Capital Expenditure Loan Commitment of such Lender terminated pursuant to Section 2.8.

“Available Commitment” means, as to a Lender, at any time, an amount equal to its Available Term Loan Commitment and/or Available Capital Expenditure Loan Commitment and/or Available Revolving Loan Commitment.

“Available Revolving Loan Commitment” means, as to any Revolving Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Loan Lender’s Revolving Loan Commitment, minus (b) the aggregate principal amount of all outstanding Revolving Loans of such Revolving Loan Lender, minus (c) the Pro Rata Share of the aggregate principal amount of all outstanding Letters of Credit, minus (d) any portion of the such Revolving Loan Lender’s Revolving Loan Commitment terminated pursuant to Section 2.8.

“Available Term Loan Commitment” means, as to any Term Loan Lender, at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s aggregate Term Loan Commitment, minus (b) the aggregate principal amount of all Term Loans made by such Lender prior to such time, minus (c) any portion of the Term Loan Commitment of such Lender terminated pursuant to Section 2.8.

“Bankruptcy Proceeding” means (a) any voluntary or involuntary case or proceeding under title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time and any successor statute, (b) any other voluntary or involuntary insolvency, reorganization, bankruptcy, receivership, liquidation, reorganization, moratorium or other similar case or proceeding, (c) any liquidation, dissolution, or winding up of the Borrower or its Subsidiaries, or (d) any assignment for the benefit of creditors.

“Base Case Projections” means the initial projections prepared by the Borrower prior to the signing of this Agreement, and audited by the Model Auditor and delivered to the Administrative Agent pursuant to Section 4.1(k) or such other projections as the Borrower shall agree with the Administrative Agent.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Capital Expenditure Loan or Revolving Loan with respect to which the applicable rate of interest is based upon the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Security Agreement” means the Guaranty and Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent, substantially in the form of Exhibit G hereto.

“Borrowing Request” means a Term Loan Borrowing Request, Capital Expenditure Borrowing Request, a Revolving Loan Borrowing Request or Letter of Credit Borrowing Request.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London or New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Plan” means a schedule setting forth the projected Capital Expenditure budget and a comprehensive business plan consisting of a budget with projected balance sheet, income statement and statement of cash flows, along with a management narrative stating the assumptions underlying such projected statements, for a period of at least twelve (12) months commencing on the first day of the fiscal year following the date such items are required to be delivered pursuant to Section 6.2(b).

“Calculation Date” means the last day of March, June, September and December.

“Calculation Test Date” has the meaning set forth in Section 7.6(c)(i).

“Capital Expenditure” means any investment (whether paid in cash or accrued as a liability) in Property constituting capital assets and not accounted for as an expense.

“Capital Expenditure Loan” has the meaning set forth in Section 2.2(a).

“Capital Expenditure Loan Borrowing” means a borrowing pursuant to this Agreement that consists of one or more Capital Expenditure Loans made simultaneously by the Capital Expenditure Loan Lenders.

“Capital Expenditure Loan Borrowing Request” means a request by the Borrower for a Capital Expenditure Loan in accordance with Section 2.2(b).

“Capital Expenditure Loan Commitment” means, with respect to each Capital Expenditure Loan Lender, the commitment of such Capital Expenditure Loan Lender to make Capital Expenditure Loans to the Borrower pursuant to Section 2.2, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Capital Expenditure Loan Lender’s name on Schedule 2.1. under the heading “Commitment” or in the Assignment and Assumption pursuant to which such Capital Expenditure Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Capital Expenditure Loan Commitment Period” means, with respect to the Capital Expenditure Loan Commitments, the period from and including the Effective Date to the earliest to occur of (a) the Capital Expenditure Loan Commitment Termination Date, (b) the date on which the Available Capital Expenditure Loan Commitments are reduced to zero, and (c) any date of termination of all of the Capital Expenditure Loan Commitments.

“Capital Expenditure Loan Commitment Termination Date” means the earliest of (a) Final Effectiveness Date and (b) the date that is one (1) month prior to the Maturity Date with respect to the Capital Expenditure Loans.

“Capital Expenditure Loan Lenders” means (a) on the date hereof, the holders of Capital Expenditure Loan Commitments as set forth on Schedule 2.1, and (b) thereafter, the Lenders from time to time holding Capital Expenditure Loan Commitments after giving effect to any assignments permitted by Section 10.4.

“Capital Lease” means any lease which in accordance with GAAP is required to be capitalized on the balance sheet of the Borrower or its Subsidiaries, and the amount of these obligations shall be the amount so capitalized.

“Cash Available for Distribution” means, as of the last day of each fiscal quarter of the Borrower, Excess Cash Flow plus Capital Expenditures for such fiscal quarter funded by a Capital Expenditure Loan Borrowing for Maintenance Capital Expenditures, each as of such date.

“Cash Equivalents” means:

(a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard & Poor’s or P-1 (or its equivalent) by Moody’s;

(c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard & Poor’s or P-1 (or its equivalent) by Moody’s; and

(d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard & Poor’s or P-1 (or its equivalent) by Moody’s, (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.

“Cash Sweep Date” means any Calculation Date which is the last day of any period in respect of which a Lock-Up Event has been continuing for three (3) or more consecutive Calculation Dates (including such Calculation Date).

“Change in Control” means the failure of Macquarie or any fund or other entity that is a direct or indirect Subsidiary of (or managed by a Subsidiary of) Macquarie or any direct or indirect Subsidiary of any of the foregoing to (a) own at least 50%, directly or indirectly, of the Equity Securities of the Borrower, or (b) hold the power, directly or indirectly, to direct or cause the direction of the management and policies of the Borrower, whether through ownership of voting securities, by contract, management agreement, or common directors, officers or trustees or otherwise.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.4(b), by any lending office of such Lender or by such Lender’s holding company, or such Issuing Bank or such Issuing Bank’s holding company, if any in either case) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chicago District Cooling Project” means the Borrower’s district energy facilities servicing the central business district of the City of Chicago and Chicago Midway Airport.

“Claim” has the meaning set forth in Section 10.3(c).

“Clean-Up Period” means a period of fifteen (15) consecutive days commencing on December 1 and on each anniversary thereof.

“Collateral” means all Property of the Loan Parties now owned or hereafter acquired, except for those assets that, in the Administrative Agent’s reasonable opinion, have a value that is insignificant in relation to the cost of perfection.

“Collateral Agent” means Dresdner Bank AG New York Branch, its successors and assigns, in its capacity as collateral agent under the Security Documents.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Term Loan Commitment, Capital Expenditure Loan Commitment and Revolving Loan Commitment.

“Commitment Period” means, (i) with respect to the Term Loan Commitments, the Term Loan Commitment Period; (ii) with respect to the Capital Expenditure Loan Commitments, the Capital Expenditure Loan Commitment Period; and (iii) with respect to the Revolving Loan Commitment, the Revolving Loan Commitment Period.

“Compliance Certificate” has the meaning set forth in Section 6.1(c).

“Computer Model” means the computer model delivered to the Administrative Agent pursuant to Section 4.1(k) used to produce the Base Case Projections or such other computer model as the Borrower shall agree with the Administrative Agent..

“Consents” means the consents required pursuant to Section 4.1(f)(iv).

“Consolidated Financial Statements” means, with respect to any accounting period for any Person, a balance sheet of such Person and its Subsidiaries as of the end of such period, and statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person and its Subsidiaries for such period, setting forth in each case in comparative form figures as of the last day of, and for, the corresponding period in the preceding fiscal year, if such period is less than a full fiscal year or, corresponding figures as of the last day of, and for, the preceding fiscal year, all prepared in reasonable detail and on a consolidated basis in accordance with GAAP consistently applied.

“Contingent Obligation” means, with respect to any Person, any direct or indirect obligation or liability, contingent or otherwise, of that Person (a) in respect of any surety instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (b) as a partner or joint venturer in any partnership or joint venture, (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect to any Hedging Agreement that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person; provided however, that such obligations or liabilities shall be included as a “Contingent Obligation” only to the extent such obligation or liability has been reduced to a monetary amount, claim or judgment.

“Contractual Obligation” of any Person means, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” “Controlled by” and “under common Control with” have meanings correlative to the foregoing.

“Control Agreement” means, with respect to any deposit account or securities account, an agreement effective to perfect the security interest of the Collateral Agent in such account by “control” (within the meaning of the applicable Uniform Commercial Code), having terms and provisions satisfactory to the Administrative Agent, among the Borrower or its Subsidiaries, the Collateral Agent and the bank or securities intermediary at which such account is maintained. A form of such an agreement satisfactory to the Administrative Agent is attached as Exhibit E.

“Default” means any event or occurrence, which, with the passage of time or the giving of notice or both, would become an Event of Default.

“Default Rate” means (a) in the case of past due principal of any Loan, the interest rate otherwise applicable to such Loan hereunder plus 2.0% per annum or (b) in the case of any other past due amount, the Alternate Base Rate plus the Applicable Margin plus 2.0% per annum.

“Disbursement Date” means the Effective Date or any other date upon which a disbursement of Loans is made upon the satisfaction of the applicable conditions set forth in Article IV.

“Distributions” means (in cash, Property or obligations), (a) dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or its Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of the Borrower or its Subsidiaries); (b) any repayments of shareholder or Affiliate subordinated debt; or (c) any payment of any management fees (including, the type set forth in Section 7.14), services fee or other fee arrangement with an Affiliate.

“District Cooling Projects” means the Chicago District Cooling Project and the Las Vegas District Cooling Project.

“Dollars” or the sign “$” means United States dollars or other lawful currency of the United States.

“EBITDA” means, for any period, of the Borrower and its Subsidiaries, consolidated Net Income of the Borrower and its Subsidiaries for such period adjusted to exclude (to the extent not already excluded):

(a) income tax expense for such period;

(b) Mandatory Debt Service for such period;

(c) deductions or contributions in respect of non-recurring items for such period;

(d) all amounts attributable to amortization of goodwill, any intangible assets and any acquisitions costs for such period;

(e) the extent of any net profits or losses for such period of any Subsidiary or Affiliate which have been consolidated within consolidated profit during that period but are attributable to minority equity interests;

(f) any depreciation or amortization of fixed assets for such period; and

(g) any deduction or contribution in respect of losses or profits against book value on disposals (other than in the ordinary course of business) for such period;

in each case, as determined in accordance with GAAP.

“Effective Date” means the date that the conditions set forth in Article IV are satisfied.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution; or (d) a fund which is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or its Subsidiaries, other than a Multiemployer Plan.

“Environmental Damages” means all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by the Borrower or its Subsidiaries or migrating or threatening to migrate to or from any such real property, or arising from any investigation or proceeding in which the Borrower or any of its Subsidiaries is alleged to be liable for the release or threatened release of Hazardous Materials or for any violation of Environmental Laws.

“Environmental Laws” means the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to environmental, health, safety and land use matters, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“Event of Default” means any of the events specified in Section 8.1.

“Event of Loss” means (a) any loss or destruction of, damage to or casualty relating to all or any part of the Property of the Borrower or its Subsidiaries or (b) any condemnation or other taking (including by eminent domain) of all or any part of such Property.

“Excess Cash Flow” means, as of any Calculation Date, the sum (without duplication) of:

(a) FFO; minus

(b) Mandatory Debt Service for the applicable fiscal quarter; minus

(c) the amount of Capital Expenditures for the applicable fiscal quarter (other than Capital Expenditures funded by (i) a Capital Expenditure Loan Borrowing for Growth Capital Expenditure, (ii) equity contributions, or (iii) cash proceeds from sales of assets not applied to prepayment of the Loans); plus or minus, as applicable,

(d) the amount of any realized cash gain or cash cost incurred by the Borrower or its Subsidiaries in respect of any non-recurring item during the applicable fiscal quarter, adjusted to exclude any cash gain that is required under the Loan Documents to be applied in a certain way; minus

(e) the aggregate principal amount of all mandatory prepayments of the Loans under Section 2.9(c) herein during the applicable fiscal quarter so long as the funds used to make such prepayments were included in the calculation of EBITDA for such fiscal quarter.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or by any jurisdiction as a result of a connection between the Administrative Agent, such Lender, such Issuing Bank or such other recipient of any payment and such jurisdiction (other than a connection resulting solely from negotiating, executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement, any Note or any other Loan Document), or any taxes attributable to a Lender’s failure to comply with Section 3.1(g); (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.6(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.1(e), except to the extent that, in either such case, the Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a).

“Existing Debt” means (a) the 6.82% Senior Secured Notes due 2023 and the 6.40% Senior Secured Notes due 2023 issued by the Borrower in the aggregate amount of $120,000,000 pursuant to a Note Purchase Agreement dated as of September 27, 2004, and (b) revolving credit indebtedness outstanding under a Credit Agreement dated as of September 27, 2004, between the Borrower and La Salle Bank N.A.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.1.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for such next succeeding Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“FFO” means, for any period, the sum of:

(a) consolidated EBITDA of the Borrower and it Subsidiaries for such period; plus or minus, as applicable,

(b) increases (or decreases) in the working capital of the Borrower and its Subsidiaries for such period, less taxes paid in respect of the operations of the Borrower and its Subsidiaries (excluding any such tax paid out of budgeted tax reserves as reflected in the Base Case Projections to the extent such taxes have already been deducted in a prior period pursuant to this clause (b)); minus

(c) any extraordinary or non-recurring charges for such period; plus

(d) non-revenue generating payments under all existing and future lease agreements with customers including, but not limited to, Aladdin Gaming, LLC, Aladdin Bazaar, LLC, Chicago Midway Airport and applicable customers of the Chicago District Cooling Project, customer reimbursements with respect to capital expenditures by the Borrower and other recurring non-income cash items (such items only to include the following and items similar to the following: (i) deferred rent and asset retirement obligation accretion, to the extent it is treated as an expense in the current period, but there is no associated cash outlay during the current period, (ii) minority interest income less any cash paid to an unaffiliated shareholder and to the extent actual cash is received and has not been included in EBITDA, or other similar duplication, and (iii) loss on sale/disposal of assets, but only to the extent it is a non-cash, book loss); plus

(e) non-cash impact of any Hedging Agreement of the Loan Parties; plus

(f) interest income received during such period; plus

(g) any corporate allocation expenses from MIC, provided that payment of such an expense would be allowed under Section 7.6,

in each case determined on a consolidated basis in accordance with GAAP.

“Final Effectiveness Date” means October 15, 2007, if the Effective Date does not occur prior to such date.

“Financing Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, individually, and acting by and through the Administrative Agent, and the Hedging Banks.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States in effect on the date hereof.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority, including siting and operating permits and licenses and any of the foregoing under any applicable Environmental Law.

“Governmental Charges” means, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization or any policy, guidance or similar interpretative advice of any Governmental Authority.

“Growth Capital Expenditure” means Capital Expenditures that are not Maintenance Capital Expenditures.

“Guarantee Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any Indebtedness or other obligation for borrowed money of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purposes of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, available cash or other financial statement condition or the primary obligor so as to enable the primary obligor to pay such Indebtedness, (d) to provide equity capital under or in respect of equity subscription arrangements to pay such Indebtedness (to the extent that such obligation to provide equity capital does not otherwise constitute Indebtedness), or (e) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor. The amount of any Guarantee Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” means all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law; provided that for purposes of this Agreement, “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of the Loan Parties’ businesses in accordance with applicable Environmental Laws.

“Hedging Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Banks” means Dresdner Bank AG New York Branch, LaSalle Bank National Association, and any other banks and their respective successors and assigns, that become counterparties under the Lender Hedging Agreements contemplated in accordance with Section 6.11.

“Hedging Obligations” means, collectively, the payment of (a) all scheduled amounts payable to the Hedging Banks by the Borrower, as the fixed-rate payor, under the Hedging Agreements (including interest accruing after the date of any filing by the Borrower of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceeding with respect to the Borrower), net of all scheduled amounts payable to the Borrower by such Hedging Banks as floating-rate payor, and (b) all other indebtedness, fees, indemnities and other amounts payable by the Borrower to the Hedging Banks under such Hedging Agreements; provided that Hedging Obligations shall not include Hedging Termination Obligations.

“Hedging Termination Obligations” means the aggregate amount of (a) Hedging Obligations payable to the Hedging Banks by the Borrower, as the fixed rate payor, upon the early unwind of all or a portion of the Hedging Agreements, net of all amounts payable to the Borrower by such Hedging Banks, as floating-rate payor thereunder, plus (b) any penalty payments or other payments in the form of unwind fees payable in connection with an early unwind.

“Hedging Transaction” means any interest rate protection agreement, interest rate swap transaction, interest rate “cap” or “collar” transaction, interest rate future, interest rate option or hedging transaction.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Leases of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptances issued or created for the account of such Person, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all Hedging Obligations, (i) all obligations of such Person, other than trade payables incurred in the ordinary course of business, upon which interest charges are customarily paid, (j) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (k) all Guarantee Obligations of such Person in respect of obligations of other Persons of the types referred to in clauses (a) through (j) above, and all other Contingent Obligations of such Person; and (l) all indebtedness of the type referred to in clauses (a) through (k) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.3(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.3(b).

“Independent Engineer” means Pacific Energy Systems Inc.

“Information” has the meaning set forth in Section 10.5.

“Interest Coverage Ratio” means, for any period, the ratio of (a) FFO for such period, less all Capital Expenditures (other than Growth Capital Expenditures funded with Capital Expenditure Loans) to (b) Mandatory Debt Service for such period.

“Interest Expense” means, as to any Person, for any fiscal period of such Person, all interest, fees, charges and related expenses payable during such period to any other Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, including, without limitation, the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, and the net amounts payable (or minus the net amounts receivable) under Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that with respect to Loans with a six-month Interest Period, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date and (b) as to any Alternate Base Rate Loan, each Calculation Date and the Maturity Date.

“Interest Period” means, with respect to each Loan, (a) initially the period commencing on the date of the Borrowing of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of less than three months if such period ends on a date which coincides with an Interest Payment Date for Loans previously outstanding) and (b) thereafter, each period commencing on the last day of the preceding Interest Period and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case as selected by the Borrower or otherwise determined in accordance with Section 2.5; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the prior preceding Business Day; and

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment” of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving, travel expenses, and other business expenses drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition by such Person of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person; provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person’s business consistent with past practice or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.

“IRC” means the Internal Revenue Code of 1986.

“Issuing Bank” means LaSalle Bank National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.14. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by any Loan Party and one or more other Persons who are not Loan Parties.

“Las Vegas District Cooling Project” means the Borrower’s energy facilities located in the state of Nevada.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed or financed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time, based upon the respective Revolving Credit Loan Commitments of the Lenders.

“LC Reduction” has the meaning set forth in Section 6.19.

“LC Sublimit” means an amount equal to aggregate Revolving Loan Commitments less $1,000,000.

“Legal Requirement” means, as to any Person (a) the articles or certificate of incorporation or articles of organization and by-laws, partnership agreement, operating agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender Hedging Agreement” means any Hedging Agreement entered into, or to be entered into, by the Borrower and a Hedging Bank in form and substance satisfactory to the Administrative Agent and the Borrower, for a Hedging Transaction in accordance with Section 6.11. So long as the terms thereof are in compliance with this Agreement, each Lender Hedging Agreement shall be a Loan Document and shall be secured by the Liens created by the Security Documents.

“Lenders” has the meaning set forth in the preamble of this Agreement, together with any assignees thereof pursuant to Section 10.4.

“Letter of Credit Borrowing Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.14.

“Letters of Credit” means letters of credit issued in accordance with Section 2.14 by the Issuing Bank.

“Leverage Ratio” means, as of any Calculation Date, the ratio (expressed as a percentage) of (a) FFO less Interest Expense for the Test Period ending on such Calculation Date to (b) Net Debt as of such Calculation Date.

“LIBOR” means, for any Interest Period with respect to a Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent (after consultation with the Borrower and the Lenders) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c) in the event the rates referenced in the preceding clause (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Loan” means any Loan with respect to which the applicable rate of interest is based upon LIBOR.

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any sale-leaseback arrangement, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Legal Requirement.

“Loan Documents” means this Agreement, any Notes, the Security Documents, the Lender Hedging Agreements, each fee agreement referred to in Section 2.10, all other documents, instruments and agreements entered into with the Administrative Agent or any Lender pursuant to Section 4.1, and all other documents, instruments and agreements entered into by any Loan Party with the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document on or after the Effective Date.

“Loan Parties” means, collectively the Borrower and each Subsidiary Guarantor.

“Loans” means, collectively, the Term Loans, the Capital Expenditure Loans and the Revolving Loans.

“Lock-Up Account” means the segregated account established and maintained by LaSalle Bank National Association pursuant to the Security Agreement and Section 7.6.

“Lock-Up Event” has the meaning specified in Section 7.6.

“Lock-Up Independent Review” has the meaning specified in Section 6.16(b)(iii).

“Lock-Up Period” has the meaning specified in Section 7.6.

“Lock-Up Remedial Plan” has the meaning specified in Section 6.16(b).

“Macquarie” means Macquarie Bank Limited, or the ultimate parent company thereof.

“Mandated Lead Arranger” means Dresdner Bank AG New York Branch, in its capacity as the mandated lead arranger.

“Mandatory Debt Service” means, for any applicable period, the sum of (a) all interest on the Loans payable by the Borrower during such period, (b) all fees payable by the Borrower to the Lenders, the Administrative Agent, the Issuing Bank, and the Collateral Agent during such period, (c) any payments constituting net Hedging Obligations payable by the Borrower (or less net amounts payable to the Borrower) during such period and (d) all interest and other mandatory payments during such period in respect of any other Indebtedness of the Borrower and its Subsidiaries.

“Maintenance Capital Expenditures” means, with respect to any fiscal period, Capital Expenditures made during such period by the Borrower or its Subsidiaries to repair, replace or maintain Property of a routine or ordinary course of business required to maintain such Property at levels consistent with past practices and identified in the Base Case Projections.

“Margin Stock” has the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise), liabilities or prospects of the Borrower, the Loan Parties and their Subsidiaries, taken as a whole; (b) the ability of the Borrower, the Loan Parties and their Subsidiaries, taken as a whole, to pay or perform any of their respective obligations under any of the Loan Documents; (c) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or any related document, instrument or agreement; (d) the validity, perfection or priority of the security interests granted in the Collateral in favor of the Collateral Agent; or (e) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or any Lender under any of the Loan Documents.

“Material Contracts” means, collectively, (a) each of the agreements listed on Schedule 5.19 and (b) any other agreement entered into by the Borrower or its Subsidiaries contributing more than 5.0% of the then current FFO (based upon a Test Period ending on the immediately preceding Calculation Date) or, in the case of any lease, having a term of more than two years.

“Material Governmental Authorization” means any Governmental Authorization that authorizes the Borrower or its Subsidiaries to conduct its business or any Governmental Authorization the termination or withdrawal of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Material Loss” means any Event of Loss, the repair, restoration or replacement of which is reasonably estimated by the Borrower to cost more than $2,500,000.

“Maturity Date” means the date that is seven (7) years after the Effective Date; provided that (i) with respect to the Revolving Loan, “Maturity Date” means the date that is five (5) years after the Effective Date, which date may be extended to seven (7) years after the Effective Date upon the approval of all Lenders; provided, further, that if any such date is a day other than a Business Day, the Maturity Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case the Maturity Date shall be the prior preceding Business Day.

“Material Communications” means, with respect to any Material Contract, any communication by the Borrower or any of its Subsidiaries with any Governmental Authority or any party to such Material Contract regarding an event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

“Material Notices” means, with respect to any Material Contract, any notice sent or received by the Borrower or any of its Subsidiaries regarding a material event or circumstance, including the occurrence of any default under such Material Contract or termination of such Material Contract or any other development that could reasonably be expected to result in a Material Adverse Effect.

“Merchandise Mart Lease” has the meaning set forth in Section 6.20.

“MDE Parent” means Macquarie District Energy Holdings LLC, a Delaware limited liability company, and its successors.

“MDE Parent Pledge Agreement” means the Parent Pledge Agreement, dated as of the date hereof, between the Collateral Agent and MDE Parent, substantially in the form of Exhibit F.

“MDE Thermal” means MDE Thermal Technologies, Inc., an Illinois corporation.

“MIC” means Macquarie Infrastructure Company, Inc., a Delaware corporation.

“Model Auditor” means Mercer Finance and Risk Consulting or other firm of independent certified public accountants acceptable to the Administrative Agent.

“Moody’s” means Moody’s Investor Service, Inc. and any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Borrower, its Subsidiaries, or ERISA Affiliate contributes or has an obligation to contribute.

“Net Asset Disposition Proceeds” means, with respect to any sale of any Property by the Borrower or its Subsidiaries, other than any sale permitted by Section 7.3, the aggregate consideration received by such Person from such sale (except in the case of Northwind Aladdin or any of its Subsidiaries, the Northwind Percentage of such consideration) less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than the Borrower and its Subsidiaries and (b) the reasonable legal expenses and other reasonable costs and expenses, including taxes payable, directly related to such sale that are to be paid by such persons.

“Net Cash Proceeds” means the amount of cash actually received by the Borrower or any Subsidiary from (a) Net Asset Disposition Proceeds, (b) Net Debt Proceeds, (c) Net Equity Proceeds, (d) Net Contract Termination Proceeds and (e) Net Insurance Proceeds.

“Net Contract Termination Proceeds” means an amount equal to: (a) any make-whole, termination payment or similar compensation received by the Borrower or any Subsidiary in connection with the cancellation, failure to renew or other termination of a Material Contract (except in the case of Northwind Aladdin or any of its Subsidiaries, the Northwind Percentage of such amounts), less (b) any actual and reasonable costs incurred by the Borrower or its Subsidiaries in connection with any such condemnation or taking (including reasonable fees and expenses of counsel).

“Net Debt” means the total amount of Indebtedness of the Borrower and its Subsidiaries less cash of the Borrower and its Subsidiaries as set forth on the applicable quarterly Consolidated Financial Statements of the Borrower.

“Net Debt Proceeds” means, with respect to any issuance or incurrence of any Indebtedness by the Borrower or its Subsidiaries, the aggregate consideration actually received by such Person from such sale or issuance (except in the case of Northwind Aladdin or any of its Subsidiaries, the Northwind Percentage of such amounts) less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than the Borrower and its Subsidiaries and (b) the reasonable legal expenses and other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person.

“Net Equity Proceeds” means, with respect to any issuance of Equity Securities by the Borrower or its Subsidiaries, the aggregate consideration actually received by such Person from such issuance (except in the case of Northwind Aladdin or any of its Subsidiaries, the Northwind Percentage of such amounts), less the sum of (a) the actual amount of the reasonable fees and commissions payable to Persons other than the Borrower and its Subsidiaries and (b) the reasonable legal expenses and other reasonable costs and expenses directly related to such issuance that are to be paid by such Person.

“Net Income” means, as to any Person, for any fiscal period of such Person, the net income of such Person in accordance with GAAP consistently applied but excluding from the calculation thereof any gains or losses from the sale or other disposition of any capital assets and all other extraordinary or non-cash items.

“Net Insurance Proceeds” means an amount equal to: (a) any cash payments or proceeds received by the Borrower or its Subsidiaries under any casualty insurance policy in respect of a covered loss thereunder with respect to any Property (except in the case of Northwind Aladdin or any of its Subsidiaries, the Northwind Percentage of such amount), minus (b) (i) any actual costs incurred by the Borrower or its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or its Subsidiaries in respect thereof (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such event.

“Northwind Aladdin” means Northwind Aladdin LLC, a Nevada limited liability company.

“Northwind Aladdin LLC Agreement” means the limited liability company agreement dated as of March 18, 1999 of Northwind Aladdin, as amended and in effect on the Effective Date.

“Northwind Aladdin Notes” means the notes in a principal amount as of the date hereof of approximately $11,400,000 issued by Northwind Aladdin and held by the Borrower, secured by the assets of Northwind Aladdin.

“Northwind Investment” means Investment by certain of the Loan Parties in Northwind Aladdin necessary to finance ETT Nevada, Inc.’s share of the cost of the acquisition and installation of additional equipment, piping and related assets for the Northwind Aladdin energy transfer station to provide energy services to a high rise timeshare/condominium to be constructed and owned by Westgate Planet Hollywood Las Vegas, LLC.

“Northwind Percentage” means a percent amount equal to the percentage of membership interests the Loan Parties, in the aggregate, own of Northwind Aladdin.

“Note” means a promissory note issued by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Revolving Loan Conversion” means the notice delivered pursuant to Section 2.3(d) in the form set forth in Exhibit C.

“Obligations” means all obligations, liabilities and indebtedness of every nature of any Loan Party from time to time owing to any Secured Party under any Loan Document including, without limitation, (a) all principal, interest, and fees, (b) any amounts (including, without limitation, insurance premiums, licensing fees, recording and filing fees, and Taxes) the Secured Parties expend on behalf of the Borrower or its Subsidiaries because the Borrower or its Subsidiaries fail to make any such payment when required under the terms of any Transaction Document, and (c) all amounts required to be paid under any indemnification, cost reimbursement or similar provision.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Exposure” means, at any time, the sum of (a) the aggregate then outstanding principal amount of the Loans and (b) following any termination of the Lender Hedging Agreements upon the acceleration of the Loans in accordance with Section 8.2(a) or the commencement of any Bankruptcy Proceeding by or against the Borrower or its Subsidiaries, (i) any Hedging Termination Obligations then due to the Hedging Banks or (ii) as to any Hedging Bank that is prevented from terminating a Lender Hedging Agreement by the automatic stay or any other stay in any Bankruptcy Proceeding by or against the Borrower or its Subsidiaries, the amount of any Hedging Termination Obligations that would have been then due to such Hedging Bank if such Lender Hedging Agreement had been terminated as of the commencement of such Bankruptcy Proceeding.

“Participant” has the meaning set forth in Section 10.4(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” has the meaning given to that term in Section 7.1.

“Permitted Liens” has the meaning given to that term in Section 7.2.

“Person” means any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, other entity, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower, its Subsidiaries, or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JP Morgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to each Lender, at any time, a fraction (expressed as a percentage), the numerator of which is the amount of the aggregate Commitments (or, as applicable, the Term Loan Commitment, Capital Expenditure Loan Commitment, or Revolving Loan Commitment) of such Lender at such time, and the denominator of which is the amount of the aggregate Commitments (or, as applicable, the Term Loan Commitment, Capital Expenditure Commitment, Revolving Loan Commitment) of all Lenders (or, as applicable, Term Loan Lenders, Capital Expenditure Loan Lenders, Revolving Loan Lenders) at such time. The initial Pro Rata Share of each Lender as to its Commitment is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party to this Agreement, as applicable.

“Proceeds” means “proceeds” as such term is defined in the UCC or under other relevant law and, in any event, shall include, but shall not be limited to, (a) any and all proceeds of, or amounts (in whatsoever form, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable to the Borrower or its Subsidiaries from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held for the benefit of the Borrower or its Subsidiaries, in each case with respect to any of the Collateral, (b) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable to the Borrower or its Subsidiaries from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority), and (c) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease or other disposition of the Collateral).

“Projections” means projections substantially similar in form to the Base Case Projections and covering a period through the end of the fiscal year of the Borrower in which the Maturity Date will occur, reflecting adjustments to the Projections last delivered to the Lenders pursuant to Section 6.2(b) necessary in the reasonable judgment of management of the Borrower to reflect anticipated revenues and expenses based on then current market conditions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Register” has the meaning set forth in Section 10.4(b)(iii).

“Required Capital Expenditures” means Capital Expenditures required, at such time by law or any contract entered into prior to the start of a Lock-Up Period, or necessary to comply with prudent industry practice or to address health or safety issues.

“Reportable Event” has the meaning given to that term in Section 4043(c) of ERISA and applicable regulations thereunder other than an event as to which the reporting requirements have by regulation been waived; provided that failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event.

“Required Lenders” means, at any time, (a) Lenders (and, to the extent applicable, Hedging Banks) holding 50.1% or more of the aggregate then Outstanding Exposure or (b) if there are no Loans outstanding, Lenders holding 50.1% or more of the aggregate Commitments.

“Responsible Officer” means, (a) when used with respect to the Borrower or its Subsidiaries, the chief executive officer, president, chief financial officer, vice president of finance, or treasurer of the Borrower or its Subsidiaries; and (b) when used with respect to the Collateral Agent, any officer within the corporate trust department of the Collateral Agent, including any vice president, assistant vice president, treasurer, assistant treasurer, trust officer or any other officer of the Collateral Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject. Any document or certificate hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower, its Subsidiaries, or other applicable Person.

“Revised Base Case Projections” has the meaning specified in Section 2.9(c)(vi).

“Revised Use Agreement Termination Date” has the meaning specified in Section 2.9(c)(vi).

“Revolving Loan” has the meaning specified in Section 2.3(a).

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans made by the Revolving Loan Lenders pursuant to this Agreement.

“Revolving Loan Borrowing Request” means a request by the Borrower for a Revolving Loan Borrowing in accordance with Section 2.3(b).

“Revolving Loan Commitment” means the commitment of each Revolving Loan Lender to make Revolving Loans to the Borrower pursuant to Section 2.3 and acquire and fund participations in Letters of Credit pursuant to Section 2.14, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Revolving Loan Lender’s name on Schedule 2.1 under the heading “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan Commitment Period” means, with respect to the Revolving Loan Commitment, the period from and including the Effective Date to the earlier to occur of (a) the Revolving Loan Commitment Termination Date and (b) the date of termination of all of the Revolving Loan Commitments.

“Revolving Loan Commitment Termination Date” means the earliest of (a) the Final Effectiveness Date and (b) if the Effective Date occurs, the date that is one (1) month prior to the Maturity Date; provided that if such date is a day other than a Business Day, the Revolving Loan Commitment Termination Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case the Revolving Loan Commitment Termination Date shall be the next preceding Business Day.

“Revolving Loan Credit Exposure” means with respect to any Lender at any time, the sum outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan Lenders” means, (a) on the date hereof, the holders of Revolving Loan Commitments as set forth on Schedule 2.1, and (b) thereafter, the Lenders from time to time holding Revolving Loan Commitments after giving effect to any assignments permitted by Section 10.4.

“Secured Parties” means collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Bank and the Hedging Banks and each co-agent or sub-agent appointed by the Agents from time to time pursuant to this Agreement.

“Security Agreements” means the MDE Parent Pledge Agreement, the Borrower Security Agreement and the Subsidiary Guaranty and Security Agreement.

“Security Documents” means the Security Agreements, the Subsidiary Mortgages, the Consents, and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) delivered to the Collateral Agent or any Lender in connection with any Collateral or to secure the Obligations.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” or “Standard & Poor’s” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Subsidiary” of any Person means (a) any corporation of which the required percentage of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which the required percentage of the equity interest having the power to vote, direct or Control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Consolidated Financial Statements of such Person. Unless otherwise indicated in this Agreement, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means Thermal Chicago Corporation, ETT National Power, Inc., Northwind Midway, LLC, ETT Nevada, Inc., Northwind Chicago LLC, MDE Thermal, and any other Subsidiary that becomes a party to the Security Documents pursuant to Section 6.15.

“Subsidiary Guaranty and Security Agreement” means the Guaranty and Security Agreement, dated as of the date hereof, between the Collateral Agent and each of Thermal Chicago Corporation, ETT National Power, Inc., Northwind Midway, LLC, ETT Nevada, Inc., Northwind Chicago LLC and MDE Thermal, substantially in the form of Exhibit H.

“Subsidiary Mortgages” means the following mortgages, each dated as of the date hereof: (a) the Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Plant 1) by MDE Thermal, to and for the benefit of the Collateral Agent, (b) the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Plant 2) by MDE Thermal, to and for the benefit of the Collateral Agent, (c) the Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Plant 3) by MDE Thermal, to and for the benefit the Collateral Agent, (d) the Leasehold Mortgage, Assignment of Leases and Rents and Fixture Filing (Plant 4B) by Northwind Chicago, to and for the benefit of the Collateral Agent, and (e) the Leasehold Mortgage, Assignment of Leases and Rents and Fixture Filing (Plant 4A, Plant 5 and Various Easements) by MDE Thermal, to and for the benefit of the Collateral Agent.

“Sweep Calculation Date” has the meaning set forth in Section 7.6(f)(i).

“Tax” or “Taxes” means all present or future fees, taxes (including, without limitation, income taxes, sales taxes, use taxes, stamp taxes, value-added taxes, excise taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible)), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

“Term Loan” has the meaning specified in Section 2.1(a).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by the Term Loan Lenders pursuant to this Agreement.

“Term Loan Borrowing Request” means a request by the Borrower for a Term Loan Borrowing in accordance with Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Term Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 under the heading “Commitment” or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Commitment Period” means, with respect to the Term Loan Commitments, the period from and including the date hereof to the earliest to occur of (a) the Term Loan Commitment Termination Date, (b) the date on which the Available Term Loan Commitments are reduced to zero, and (c) any date of termination of all of the Term Loan Commitments.

“Term Loan Commitment Termination Date” means the earliest of (a) the Effective Date and (b) Final Effectiveness Date.

“Term Loan Lenders” means (a) on the date hereof, the holders of Term Loan Commitments as set forth on Schedule 2.1, and (b) thereafter, the Lenders from time to time holding Term Loan Commitments after giving effect to any assignments permitted by Section 10.4.

“Test Period” means the period commencing twelve (12) months prior to and including each Calculation Date; provided, however, that until the period ending twelve full months after the Effective Date,

(a) “Test Period” shall mean the Effective Date through and including the applicable Calculation Date, and

(b) Mandatory Debt Service in the Interest Coverage Ratio will be calculated by multiplying the Mandatory Debt Service on the applicable Calculation Date by the ratio of (i) 365 to (ii) the number of calendar days between the Effective Date and the applicable Calculation Date.

Any financial ratio or compliance with any covenant in respect of any Test Period shall be determined, as of the Calculation Date on which such Test Period ends, on the date on which the financial statements pursuant to Section 6.1(a) or Section 6.1(b) have been, or should have been, delivered for the applicable fiscal period ending on such Calculation Date.

“Title Insurance Company” means Chicago Title Insurance Company.

“Total Funded Debt” means, as of any date of determination, total consolidated Indebtedness other than Contingent Obligations of the Borrower and its Subsidiaries determined on a consolidated basis.

“Total Revolving Loan Commitment” means, at any time, $18,500,000, or, if such amount is reduced pursuant to Section 2.8, the amount to which it is reduced and in effect at such time.

“Type” means, with respect to any Loan at any time, the classification of such Loan in accordance with the type of interest rate it then bears, whether an interest rate based upon the Base Rate or LIBOR.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Use Agreement” means the District Cooling System Use Agreement dated October 1, 1994, between the City of Chicago and MDE Thermal, as amended.

“Use Agreement Independent Review” has the meaning specified in Section 6.16(a)(iii).

“Use Agreement Notification Plan Event” has the meaning specified in Section 6.16(a).

“Use Agreement Remedial Plan” has the meaning specified in Section 6.16(a).

“Wholly Owned Subsidiary” means, at any time, any Subsidiary 100% of which all of the Equity Securities are owned directly or indirectly by the Borrower.

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the audited Consolidated Financial Statements of the Borrower referred to in Section 4.1(e)(i), except as otherwise specifically prescribed herein. For purposes of the calculations of Interest Coverage Ratio and Leverage Ratio, any income attributable to any direct or indirect non-Wholly-Owned Subsidiary of the Borrower shall be included only to the extent that such income is available without restrictions to the Borrower and any expense attributable to any non-Wholly Owned Subsidiary of the Borrower shall be included on a pro-rata basis based upon the Borrower’s direct or indirect equity interest in such non-Wholly Owned Subsidiary.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1 Term Loan Facility.

(a) Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a term loan (each a “Term Loan” and collectively the “Term Loans”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed the Term Loan Commitment of such Term Loan Lender. Each Term Loan shall be made as part of a Term Loan Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Pro Rata Shares. The Term Loans shall be available in a single Borrowing in an amount not exceeding $150,000,000 for the purposes specified in Section 2.7(a).

(b) Term Loan Borrowing Procedures.

(i) To request a Term Loan Borrowing, the Borrower shall deliver to the Administrative Agent an irrevocable Term Loan Borrowing Request in the form of Exhibit A-1, appropriately completed, which Borrowing Request specifies:

(A) the aggregate amount of the requested Term Loan Borrowing;

(B) the proposed date of such Term Loan Borrowing, which shall be a Business Day; and

(C) the initial Interest Period to be applicable thereto.

The Term Loan Borrowing Request must be received by the Administrative Agent not later than 11:00 a.m., New York time, three (3) Business Days before the date of the proposed Term Loan Borrowing and not earlier than 11:00 a.m., New York time, seven (7) Business Days before the date of the proposed Term Loan Borrowing.

(ii) Promptly following receipt of a Term Loan Borrowing Request in accordance with this Section 2.1, the Administrative Agent shall advise each Term Loan Lender of the details thereof and of the amount of such Term Loan Lender’s Loan to be made as part of the requested Term Loan Borrowing. Each Term Loan Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Term Loan Lenders. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent will make such Term Loans available to the Borrower by wire transfer of such funds, in accordance with instructions reasonably acceptable to the Administrative Agent provided by the Borrower.

(iii) Unless the Administrative Agent shall have been notified in writing by any Term Loan Lender prior to the proposed date of any Term Loan Borrowing that such Term Loan Lender will not make available to the Administrative Agent such Term Loan Lender’s share of such Term Loan Borrowing, the Administrative Agent may assume that such Term Loan Lender will make such amount available to the Administrative Agent on such date in accordance with Section 2.1(b)(ii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Term Loan Lender has not in fact made its share of the applicable Term Loan Borrowing available to the Administrative Agent, such Term Loan Lender shall forthwith pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. If such Term Loan Lender does not pay such amount within three (3) Business Days after the date of such Term Loan Borrowing, the Administrative Agent may make a demand therefor from the Borrower, and the Borrower shall, without limitation of the Borrower’s rights against the defaulting Lender, pay such amount to the Administrative Agent, together with interest thereon from the date such amount was made available to the Borrower at the interest rate per annum applicable to the Term Loans advanced on the date of such Term Loan Borrowing. A notice of the Administrative Agent submitted to any Term Loan Lender or the Borrower with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error.

(iv) The failure of any Term Loan Lender to make any Term Loan required to be made by it shall not relieve any other Term Loan Lender of its obligations hereunder; provided that the Term Loan Commitments of the Term Loan Lenders are several and no Term Loan Lender shall be responsible for any other Term Loan Lender’s failure to make any Term Loan as required herein.

Section 2.2 Capital Expenditure Loan Facility.

(a) Capital Expenditure Loan Commitments. Subject to the terms and conditions set forth herein, each Capital Expenditure Loan Lender severally agrees to make a term loan (each a “Capital Expenditure Loan” and collectively the “Capital Expenditure Loans”) to the Borrower in an aggregate principal amount not to exceed the Capital Expenditure Loan Commitment of such Capital Expenditure Loan Lender. Each Capital Expenditure Loan shall be made as part of a Capital Expenditure Loan Borrowing consisting of Capital Expenditure Loans made by the Capital Expenditure Loan Lenders ratably in accordance with their respective Pro Rata Shares. The Capital Expenditure Loans shall be available in multiple Borrowings, not to exceed ten (10) Borrowings in any twelve-month period in an amount not exceeding $20,000,000 for the purposes specified in Section 2.7(b).

(b) Capital Expenditure Loan Borrowing Procedures.

(i) To request a Capital Expenditure Loan Borrowing, the Borrower shall deliver to the Administrative Agent an irrevocable Capital Expenditure Loan Borrowing Request in the form of Exhibit A-2, appropriately completed, which Capital Expenditure Borrowing Request specifies:

(A) the aggregate amount of the requested Capital Expenditure Loan Borrowing (which shall be not less than $250,000 and shall be an integral multiple of $10,000);

(B) the proposed date of such Capital Expenditure Loan Borrowing, which shall be a Business Day; and

(C) whether the requested Capital Expenditure Loan is to bear interest based on the Base Rate or LIBOR and, if the requested Capital Expenditure Loan is to be made with respect to LIBOR, the initial Interest Period selected by the Borrower for such Capital Expenditures Loans in accordance with Section 2.5.

The Capital Expenditure Loan Borrowing Request must be received by the Administrative Agent not later than 11:00 a.m., New York time, three (3) Business Days before the date of the proposed Capital Expenditure Loan Borrowing in the case of a LIBOR Loan and one (1) Business Days before the date of the proposed Capital Expenditure Loan Borrowing in the case of a Base Rate Loan and not earlier than 11:00 a.m., New York time, seven (7) Business Days before the date of the proposed Capital Expenditure Borrowing.

(ii) Promptly following receipt of a Capital Expenditure Loan Borrowing Request in accordance with this Section 2.2, the Administrative Agent shall advise each Capital Expenditure Loan Lender of the details thereof and of the amount of such Capital Expenditure Loan Lender’s Loan to be made as part of the requested Capital Expenditure Loan Borrowing. Each Capital Expenditure Loan Lender shall make each Capital Expenditure Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Capital Expenditure Loan Lenders. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent will make such Capital Expenditure Loans available to the Borrower by wire transfer of such funds, in accordance with instructions reasonably acceptable to the Administrative Agent provided by the Borrower.

(iii) Unless the Administrative Agent shall have been notified in writing by any Capital Expenditure Loan Lender prior to the proposed date of any Capital Expenditure Loan Borrowing that such Capital Expenditure Loan Lender will not make available to the Administrative Agent such Capital Expenditure Loan Lender’s share of such Capital Expenditure Loan Borrowing, the Administrative Agent may assume that such Capital Expenditure Loan Lender will make such amount available to the Administrative Agent on such date in accordance with Section 2.2(b)(ii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Capital Expenditure Loan Lender has not in fact made its share of the applicable Capital Expenditure Loan Borrowing available to the Administrative Agent, such Capital Expenditure Loan Lender shall forthwith pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. If such Capital Expenditure Loan Lender does not pay such amount within three (3) Business Days after the date of such Capital Expenditure Loan Borrowing, the Administrative Agent may make a demand therefor from the Borrower, and the Borrower shall, without limitation of the Borrower’s rights against the defaulting Lender, pay such amount to the Administrative Agent, together with interest thereon from the date such amount was made available to the Borrower at the interest rate per annum applicable to the Capital Expenditure Loans advanced on the date of such Capital Expenditure Loan Borrowing. A notice of the Administrative Agent submitted to any Capital Expenditure Loan Lender or the Borrower with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error.

(iv) The failure of any Capital Expenditure Loan Lender to make any Capital Expenditure Loan required to be made by it shall not relieve any other Capital Expenditure Loan Lender of its obligations hereunder; provided that the Capital Expenditure Loan Commitments of the Capital Expenditure Loan Lenders are several and no Capital Expenditure Loan Lender shall be responsible for any other Capital Expenditure Loan Lender’s failure to make any Capital Expenditure Loan as required herein.

Section 2.3 Revolving Loan Facility.

(a) Revolving Loan Commitments. Subject to the terms and conditions set forth herein, the Revolving Loan Lenders agree to make loans (each, a “Revolving Loan”) to the Borrower from time to time during the Revolving Loan Commitment Period in such amounts as the Borrower may request under this Section 2.3; provided that the aggregate principal amount outstanding of all Revolving Loans made by the Revolving Loan Lenders after giving effect to all prepayments and repayments thereof shall not exceed the Total Revolving Loan Commitment at any given time. Each Revolving Loan shall be made as part of a Revolving Loan Borrowing consisting of Revolving Loans made by the Revolving Loan Lenders ratably in accordance with their respective Pro Rata Shares. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans until the last day of the Revolving Loan Commitment Period.

(b) Revolving Loan Borrowing Procedures.

(i) To request a Revolving Loan Borrowing, the Borrower shall deliver to the Administrative Agent an irrevocable Revolving Loan Borrowing Request in the form of Exhibit A-3, appropriately completed and duly signed by a Responsible Officer of the Borrower, which Revolving Loan Borrowing Request shall specify:

(A) the aggregate amount of the requested Revolving Loan Borrowing (which shall be not less than $250,000 and shall be an integral multiple of $10,000);

(B) the proposed date of such Revolving Loan Borrowing, which shall be a Business Day; and

(C) whether the requested Revolving Loan is to bear interest based on the Base Rate or LIBOR and, if the requested Revolving Loan is to be made with respect to LIBOR, the initial Interest Period selected by the Borrower for such Revolving Loans in accordance with Section 2.5.

Each Revolving Loan Borrowing Request must be received by the Administrative Agent not later than 11:00 a.m., New York time, three (3) Business Days before the date of such proposed Revolving Loan Borrowing in the case of a LIBOR Loan and one (1) Business Days before the date of the proposed Revolving Loan Borrowing in the case of a Base Rate Loan and not earlier than 11:00 a.m., New York time, seven (7) Business Days before the date of such proposed Revolving Loan Borrowing.

(ii) Promptly following receipt of a Revolving Loan Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Revolving Loan Lender of the details thereof and of the amount of such Revolving Loan Lender’s Loan to be made as part of the requested Revolving Loan Borrowing. Subject to clause (c) below, each Revolving Loan Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Loan Lenders. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent will make such Revolving Loans available to the Borrower by wire transfer of such funds, in accordance with instructions reasonably acceptable to the Administrative Agent provided by the Borrower.

(iii) Unless the Administrative Agent shall have been notified in writing by any Revolving Loan Lender prior to the proposed date of any Revolving Loan Borrowing that such Revolving Loan Lender will not make available to the Administrative Agent such Revolving Loan Lender’s share of such Revolving Loan Borrowing, the Administrative Agent may assume that such Revolving Loan Lender will make such amount available to the Administrative Agent on such date in accordance with Section 2.3(b)(ii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Revolving Loan Lender has not in fact made its share of the applicable Revolving Loan Borrowing available to the Administrative Agent, such Revolving Loan Lender shall forthwith pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. If such Revolving Loan Lender does not pay such amount within three (3) Business Days after the date of such Revolving Loan Borrowing, the Administrative Agent may make a demand therefor from the Borrower, and the Borrower shall, without limitation of the Borrower’s rights against the defaulting Lender, pay such amount to the Administrative Agent, together with interest thereon from the date such amount was made available to the Borrower at the interest rate per annum applicable to the Revolving Loans advanced on the date of such Revolving Loan Borrowing. A notice of the Administrative Agent submitted to any Revolving Loan Lender or the Borrower with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error.

(iv) The failure of any Revolving Loan Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Loan Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Revolving Loan Lenders are several and no Revolving Loan Lender shall be responsible for any other Revolving Loan Lender’s failure to make any Revolving Loan as required herein.

(c) Clean-Up. Notwithstanding the provisions of Section 2.3(a) and (b), (i) no Borrowings may be made under Section 2.3(a) during any Clean-Up Period and (ii) the Borrower shall prepay all amounts outstanding under the Revolving Loan on the first day of each Clean-Up Period in accordance with Section 2.9(c)(ix); provided that the foregoing obligation in this clause (ii) shall not apply to any Letters of Credit that have been issued and are outstanding.

(d) Conversion of Revolving Loans. Subject to Section 3.5, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided that no Revolving Loan that is a Base Rate Loan may be converted into a Revolving Loan that is a LIBOR Loan after the occurrence and during the continuance of an Event of Default; provided, further, that any conversion of a Revolving Loan that is a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 3.5. To request a conversion of a Revolving Loan Borrowing, the Borrower shall deliver to the Administrative Agent a Notice of Revolving Loan Conversion, appropriately completed and duly executed by a Responsible Officer of the Borrower, which Notice of Revolving Loan Conversion shall specify:

(i) the Revolving Loan Borrowing which is to be converted;

(ii) the Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted; and

(iii) the proposed date of the requested conversion, which shall be a Business Day.

Each Notice of Revolving Loan Conversion must be received by the Administrative Agent not later than 11:00 a.m., New York time, three (3) Business Days before the date of the requested conversion (and one (1) Business Day before the date of conversion, in the case of a conversion to a Base Rate Revolving Loan).

(e) Existing Letters of Credit. As of the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit for purposes of this Agreement.

Section 2.4 Interest.

(a) Each LIBOR Loan shall bear interest during each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin. Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate. Accrued and unpaid interest on past due amounts shall be due and payable on demand.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein.

(d) All interest under this Section 2.4 shall be computed on the basis of a year of 360 days. The applicable LIBOR or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

Section 2.5 Interest Periods.

(a) Subject to clauses (b), (c), (d) and (e) below, the Borrower shall select the initial Interest Period for each LIBOR Loan in the relevant Borrowing Request and shall select each subsequent Interest Period for such LIBOR Loan in an irrevocable notice received by the Administrative Agent not later than 11:00 a.m., New York time, three (3) Business Days before the start of that Interest Period.

(b) The Term Loans shall at any given time each be subject to a single Interest Period. There shall not be more than ten (10) Interest Periods in effect with respect to Capital Expenditure Loans and Revolving Loans, respectively, that are LIBOR Loans at any given time. For the avoidance of doubt, if a Borrowing of new Revolving Loans Borrowing that is a LIBOR Loan occurs on the first day of an Interest Period for any Revolving Loans that are LIBOR Loans previously outstanding (and intended to remain outstanding after such new Revolving Loan Borrowing), the Interest Periods for such Loans will be consolidated and be of the same duration, and such Loans will be deemed to be have a single Interest Period at any one time for purposes of the foregoing limitation.

(c) No Interest Period shall extend beyond the Maturity Date.

(d) If the Borrower fails to select an Interest Period for any Borrowing that will be a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one (1) month.

(e) If an Event of Default has occurred and is continuing on the last date of an Interest Period for any Revolving Loan that is a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one (1) month.

(f) Promptly following receipt of a notice from the Borrower selecting an Interest Period, the Administrative Agent shall advise each Term Loan Lender, Capital Expenditure Loan Lender or Revolving Loan Lender, as applicable, of the details thereof, and if no timely notice is provided by the Borrower, the Administrative Agent shall notify each Term Loan Lender, Capital Expenditure Loan Lender or Revolving Loan Lender, as applicable, of the details of the applicable Interest Period.

(g) The duration of each Interest Period until the date that is six months after the Effective Date shall be one (1) month.

Section 2.6 Repayment of Loans.

(a) Term Loans:

(i) The Borrower shall repay to the Administrative Agent for the account of the Term Loan Lenders on the Maturity Date the aggregate principal amount of the Term Loans outstanding on such date.

(ii) Principal amounts of Term Loans repaid prior to the Maturity Date may not be reborrowed.

(b) Capital Expenditure Loans:

(i) The Borrower shall repay to the Administrative Agent for the account of the Capital Expenditure Loan Lenders on the Maturity Date the aggregate principal amount of the Capital Expenditure Loans outstanding on such date.

(ii) Principal amounts of Capital Expenditure Loans repaid prior to the Maturity Date may not be reborrowed.

(c) Revolving Loans. The Borrower shall repay to the Administrative Agent for the account of the Revolving Loan Lenders on the Maturity Date the aggregate principal amount of the Revolving Loans outstanding on such date.

Section 2.7 Use of Proceeds of Loans.

(a) Initial Borrowing of Term Loans. The proceeds of the initial Borrowing of Term Loans shall be used solely (i) to refinance the Existing Debt, (ii) to pay fees payable on the date of the initial Term Loan Borrowing to the Mandated Lead Arranger and the Administrative Agent, and (iii) to pay other reasonable costs and expenses incurred by the Borrower in connection with the closing of the Loans.

(b) Capital Expenditure Loans. The proceeds of the Capital Expenditure Loans shall be used solely (i) for Growth Capital Expenditure and (ii) Maintenance Capital Expenditure; provided, that no more than $1,000,000 in proceeds from the Capital Expenditure Loans may be used in any one calendar year for Maintenance Capital Expenditures (except in the case of 2007, where the amount which may be used for Maintenance Capital Expenditure will be the lesser of (A) $1,000,000 and (B) the amount of Maintenance Capital Expenditures consistent with past practices for the same period).

(c) Revolving Loans. The proceeds of the Revolving Loans shall be used solely to provide Letters of Credit, working capital and general corporate purposes of the Borrower (other than for Maintenance Capital Expenditures or Growth Capital Expenditures).

(d) No Monitoring Obligation. The Administrative Agent shall not be obligated to monitor or verify the use of proceeds of the Term Loans, the Capital Expenditure Loans or the Revolving Loans.

Section 2.8 Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. New York time three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $500,000 and in increments of $200,000 in excess thereof. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of any of the Commitments. Any reduction of the Term Loan Commitments, the Capital Expenditure Loan Commitments and the Revolving Loan Commitments shall be made ratably among the Term Loan Lenders, the Capital Expenditure Loan Lenders and the Revolving Loan Lenders, as the case may be, in accordance with their respective Commitments. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b) The Term Loan Commitments shall automatically terminate on the Term Loan Commitment Termination Date.

(c) The Capital Expenditure Loan Commitments shall automatically terminate on the Capital Expenditure Loan Commitment Termination Date.

(d) The Revolving Loan Commitments shall automatically terminate on the Revolving Loan Commitment Termination Date.

(e) Any termination or reduction of any of the Commitments shall be permanent.

(f) The Revolving Loan Commitments shall automatically be reduced by the amount of any LC Reduction.

Section 2.9 Prepayments.

(a) Terms of All Prepayments. Each prepayment of Loans may be made without premium or penalty provided that it shall be accompanied by accrued interest on the amount prepaid, any additional amounts required pursuant to Section 3.5 and any Hedging Termination Obligations payable in connection therewith.

(b) Optional Prepayments.

(i) The Borrower may at any time or from time to time voluntarily prepay Loans in whole or in part (subject to Section 3.5); provided that the Borrower shall deliver notice to the Administrative Agent of any prepayment hereunder, which notice must be received by the Administrative Agent not later than 11:00 a.m. New York time five (5) Business Days prior to any proposed date of prepayment of Term Loans, Capital Expenditure Loans or Revolving Loans. Any prepayment of Loans pursuant to this Section 2.9(b) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable and shall specify (A) the date and amount of such prepayment, (B) whether the prepayment is of Term Loans, Capital Expenditure Loans or Revolving Loans or a combination thereof, and, if a combination thereof, the amount of prepayment allocable to each, and (C) with respect to prepayments of Revolving Loans, the amounts to be applied to each Revolving Loan outstanding.

(ii) Promptly following receipt of any such notice of voluntary prepayment, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

(iii) Any prepayment pursuant to this Section 2.9(b) applied to prepay (i) the Term Loan or the Capital Expenditure Loan may not be reborrowed and (ii) the Revolving Loans may be reborrowed.

(c) Mandatory Prepayments.

(i) If during any fiscal year of the Borrower, the aggregate cumulative amount of Net Asset Disposition Proceeds for such fiscal year exceeds $1,000,000, the Borrower shall, immediately after the completion of each sale or other disposition which results in such an excess or an increase in such an excess, prepay the Loans in an amount equal to 100% of the Net Asset Disposition Proceeds. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (i) with respect to any sale (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing at the time the Net Asset Disposition Proceeds from such Relevant Sale are received that it intends to reinvest all or any portion of such Net Asset Disposition Proceeds in (a) replacement assets intended for the same or similar use as the assets disposed and/or (b) income producing assets which are used in the business of the Borrower to the extent that (A) such Net Asset Disposition Proceeds are in fact committed to be reinvested by the Borrower pursuant to a purchase contract, subscription or similar agreement providing for the acquisition of such replacement or income producing assets that is executed by the Borrower and the related seller within 90 days from the date of such Relevant Sale and (B) the acquisition of such replacement or income producing assets occurs within 90 days from the date on which such purchase contract is so executed and delivered. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement or income producing assets, either of the 90-day periods provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related purchase contract, subscription or similar agreement (in the case of clause (A)) or the occurrence of the related acquisition (in the case of clause (B)) or an Event of Default shall have occurred and be continuing, then the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this clause (i).

(ii) If, at any time any Loan Party or their respective Subsidiaries incurs any Indebtedness (other than Permitted Indebtedness), the Borrower shall, immediately after such issuance or incurrence, prepay the outstanding Loans in an aggregate principal amount equal to 100% of the Net Debt Proceeds of such incurrence of Indebtedness.

(iii) If, at any time any Loan Party or its Subsidiaries issues or sells any Equity Securities, the Borrower shall, immediately after such issuance or sale, prepay the outstanding Loans in an aggregate principal amount equal to 100% of the Net Equity Proceeds of such issuance of such Equity Securities; provided, that no prepayment shall be required in respect of any of the following: (A) any capital contribution from any Loan Party in the form of Equity Securities or any issuance or sale of Equity Securities by any Subsidiary of the Borrower to the Borrower or any of the Borrower’s Subsidiaries; (B) the issuance by any Loan Party of Equity Securities in connection with the formation of Subsidiaries pursuant to transactions otherwise permitted pursuant to Sections 7.4 and 7.5; and (C) any capital contribution from MDE Parent to the Borrower or any issuance or sale of Equity Securities by the Borrower to MDE Parent in connection with the making of such capital contribution.

(iv) No later than ten (10) Business Days following the date of receipt by a Loan Party or its Subsidiaries of any Net Insurance Proceeds that, together with any other Net Insurance Proceeds received by the Loan Parties during the fiscal year of the Borrower in which such date occurs, exceeds $1,000,000, or if applicable, the end of the 180-day period referred to below (or such longer period permitted below for the completion of any repair, restoration or replacement of the affected Property), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Insurance Proceeds in such fiscal year (excluding any amounts used to repair, restore or replace Property in accordance with the immediately following proviso); provided the Borrower shall not be obligated to make a prepayment under this clause (iv) if and to the extent that the Borrower advises the Administrative Agent in writing at the time the relevant Loan Party or its Subsidiary receives such proceeds that it or another Loan Party or its Subsidiary intends to repair, restore or replace the assets from which such Net Insurance Proceeds derived, and does so within 180 days of receipt thereof or, if such Loan Party or its Subsidiary shall have commenced such repair, restoration or replacement during such 180-day period and thereafter proceeds with all due diligence to complete such repair, restoration or replacement, such longer period as is reasonably required to complete such repair, restoration or replacement (it being understood that any Net Insurance Proceeds in excess of $1,000,000 retained by the Borrower but not actually expended within such time period to repair, restore or replace the Property from which such Net Insurance Proceeds derived shall at that time immediately be used to prepay the Loans in accordance with the first sentence of this clause (iv)).

(v) If any Change in Control shall occur, the Borrower shall, prepay the outstanding Term Loans, the Capital Expenditure Loans and the outstanding Revolving Loans in full.

(vi) Commencing on the Calculation Date following the fifth anniversary of the Effective Date and on each subsequent Calculation Date, the Borrower shall, promptly and, in any event, no later than ten (10) Business Days following the last day of each such Calculation Date, prepay the Loans with 100% of Excess Cash Flow; provided, that if the term of the Use Agreement is extended beyond December 31, 2020 (the “Revised Use Agreement Termination Date”), then the Borrower shall have the right to (A) notify the Administrative Agent of such extension by providing a fully executed copy of such amendment to the Use Agreement showing such change and (B) deliver to the Administrative Agent updated Base Case Projections, reflecting any changes thereto as a consequence of the Revised Use Agreement Termination Date (the “Revised Base Case Projections”). If the Model Auditor agrees in writing that the Revised Base Case Projections show that the Obligations of the Borrower under the Loans can be repaid in full with 100% of Excess Cash Flow as projected for each Calculation Date from the Maturity Date of the Term Loans and ending on the Revised Use Agreement Termination Date, then the requirements of this clause (vi) shall terminate.

(vii) On each Cash Sweep Date, with amounts that were deposited by the Borrower and its Subsidiaries in the Lock-Up Account pursuant to Section 7.6 following the Calculation Date immediately preceding such Sweep Calculation Date by two (2) consecutive Calculation Dates.

(viii) If during any fiscal year of the Borrower, the amount of Net Contract Termination Proceeds for such fiscal year exceeds $1,000,000, the Borrower shall, promptly after the contract termination, cancellation or non-renewal which results in such an excess or an increase in such an excess, prepay the Loans in an amount equal to 100% of the Net Contract Termination Proceeds for such fiscal year; provided the Borrower shall not be obligated to make a prepayment under this clause (viii) if and to the extent that the Borrower advises the Administrative Agent in writing at the time the relevant Loan Party or Subsidiary receives such proceeds that it or another Loan Party intends to reinvest such proceeds, and does so within 180 days of receipt thereof (it being understood that any Net Contract Termination Proceeds in excess of $1,000,000 retained by the Borrower but not actually reinvested within such time period shall at that time immediately be used to prepay the Loans in accordance with the first sentence of this clause (viii)).

(ix) Solely with respect to the Revolving Loan, the Borrower shall, on the first day of each Clean-Up Period, prepay in full the Revolving Credit Loan then outstanding (other than any Letters of Credit then outstanding).

(x) Solely with respect to the Capital Expenditure Loan, the Borrower shall, upon termination of any Lock-Up Period, prepay the Capital Expenditure Loan in an amount equal to all Capital Expenditure Borrowings made during such Lock-Up Period that were used for Maintenance Capital Expenditures (A) first, from the Lock-Up Account, and (B) secondly, to the extent there are insufficient funds in the Lock-Up Account, in an amount up to the Excess Cash Flow available on each Calculation Date from and including the date such Lock-Up Period terminated.

(xi) All partial prepayments of the Loans made pursuant to Section 2.9(c)(i) through (viii) shall be applied to prepay the outstanding Term Loans, then to the Capital Expenditure Loans and, after the Term Loans and Capital Expenditure Loans have been paid in full, thereafter applied to prepay the outstanding Revolving Loans. All partial prepayments of the Loans made pursuant to Section 2.9(c)(ix) shall be applied to prepay the Revolving Loan. All partial prepayments of the Loans made pursuant made pursuant to Section 2.9(c)(x) shall be applied to prepay the Capital Expenditure Loan.

(xii) Any prepayment pursuant to this Section 2.9(c) applied to prepay (A) the Term Loan or the Capital Expenditure Loan may not be reborrowed and (B) the Revolving Loans may be reborrowed.

Section 2.10 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, as applicable, a commitment fee equal to 30% of the Applicable Margin per annum on the daily amount of the Available Commitment, as applicable, of such Lender during the period from and including the date hereof to but excluding the last day of the Commitment Period, as applicable. Accrued commitment fees shall be payable in arrears on the Effective Date and on the last Business Day of each March, June, September and December thereafter, commencing on the first of such dates to occur after the Effective Date, and on the last day of the applicable Commitment Period. All commitment fees shall be calculated on the basis of a year of 360 days and for the actual days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Revolving Loan Commitment Termination Date and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.

(c) Other Fees. The Borrower agrees to pay to the Mandated Lead Arranger and the Administrative Agent for their own respective accounts fees payable in the amounts and at the times separately agreed upon between the Borrower and such parties, which fees shall be deemed to be payable hereunder.

(d) Fees Fully Earned When Paid. All fees shall be fully earned when paid and shall not be refundable under any circumstances.

Section 2.11 Evidence of Indebtedness; Notes. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 2.12 Payments Generally.

(a) Each payment by the Borrower hereunder (whether of principal, interest, fees or any other amount) shall be made to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) prior to 5:00 p.m., New York time, on the date when due, in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Administrative Agent (account number 9950680 00) at Dresdner Bank AG, New York and Grand Cayman Branches) or such other account as may hereafter be designated by the Administrative Agent in writing. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly upon receipt thereof, in like funds as received.

(b) If any payment to be made by the Borrower under any Loan Document becomes due and payable on a day other than a Business Day, the date for payment shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Sharing of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Term Loans, Capital Expenditure Loans or Revolving Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Capital Expenditure Loans and Revolving Loans of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Capital Expenditure Loans and Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower shall be entitled to request from the Issuing Bank the issuance of stand-by letters of credit in lieu of Revolving Loan Borrowings from amounts available under the Revolving Loan Commitment up to the LC Sublimit, at any time and from time to time during the Revolving Loan Availability Period in a face amount of not less than $100,000. The Borrower shall at all times be the account party under any Letter of Credit and all Letters of Credit shall be issued in a form reasonably acceptable to the Borrower, the Administrative Agent and the Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Borrowing Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such Letter of Credit Borrowing Request shall be delivered no later than 12:00 Noon, Chicago time, at least three (3) Business Days but in any event not more than seven (7) Business Days prior to the requested date of issuance. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the sum of the total Revolving Loan Credit Exposures shall not exceed the aggregate Revolving Loan Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension), and in such case may provide for automatic renewal or extension thereof if notice to the contrary is not delivered by the Issuing Bank and (ii) the date that is one (1) Business Day prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share (based upon the respective Revolving Loan Commitments of the Lenders) of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e), below, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Borrower shall be entitled, subject to the conditions to borrowing Revolving Loans set forth in this Agreement, to apply the proceeds of a Revolving Loan Borrowing to the repayment of such LC Disbursement. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.3(b) with respect to Loans made by such Lender (and Section 2.3(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.14 constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin; provided that, if the Borrower fails to reimburse or finance such LC Disbursement when due pursuant to clause (e) above, then interest shall be paid on such past due amounts at the Default Rate. Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) above to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced by any of the other Lenders at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.1% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower pursuant to Section 8.1(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the reimbursement obligations of the Borrower under this Agreement for the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time, but shall not be applied for any other purpose. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days following the earlier of (i) the cure or waiver of all Events of Default or (ii) the date there is no longer any outstanding LC Exposure.

ARTICLE III
TAXES AND YIELD PROTECTION

Section 3.1 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by an Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent demonstrable error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the IRC (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the IRC. Thereafter and from time to time as reasonably requested by Borrower, each such Foreign Lender shall (A) provided, that there shall have been no Change in Law that prevents the Foreign Lender from being able to provide the form(s), promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, and (B) promptly notify the Administrative Agent of any change in circumstances or Change in Law of which the Foreign Lender is aware which would modify or render invalid any claimed exemption or reduction.

(f) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender or Issuing Bank, such Lender or Issuing Bank, as the case may be, shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses of the Administrative Agent. The obligation of the Lenders and any Issuing Bank under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(g) If a Lender assigns a Loan to an individual Person that is a United States resident, such individual shall provide two duly signed and completed copies of IRS form W-9 (or any successor form thereto) to the Administrative Agent.

Section 3.2 Alternate Rate of Interest. If prior to the commencement of any Interest Period, (a) the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period or (b) the Administrative Agent is advised by the Required Lenders that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders or Issuing Banks of making or maintaining such Loans or such Letters of Credit for such Interest Period, the Administrative Agent shall promptly give notice thereof to the Borrower and such Lenders or Issuing Banks, as the case may be, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders or Issuing Banks, as the case may be, that the circumstances giving rise to such notice no longer exist, the Administrative Agent shall promptly give written notice thereof to the Borrower and such Lenders or Issuing Banks, as the case may be. If such notice is given, the rate of interest on each applicable Lender’s Loans or Issuing Bank’s Letters of Credit for each Interest Period thereafter will be the average cost of funds for the Required Lenders, as reasonably determined by the Administrative Agent, plus the Applicable Margin.

Section 3.3 Illegality. If any Lender determines in good faith that any Legal Requirement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans; provided that if prior to such prepayment date the affected Lender and the Borrower can agree upon an alternative mutually acceptable basis for determining the interest rate from time to time applicable to the Loans owing to such Lender that will avoid such illegality, such interest rate shall take effect from the date of such agreement and lieu of such required prepayment. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 3.4 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve established by the Federal Reserve Board); or

(ii) impose on any Lender, Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or Letters of Credit issued by such Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Loan or Letter of Credit, as the case may be (or of maintaining its obligation to make any such Loan or Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on capital of such Lender or Issuing Bank or on the capital of the holding company of such Lender of Issuing Bank, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters or Credit issued by such Issuing Bank, to a level below that which such Lender or Issuer or the holding company of such Lender or Issuers could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of the holding company of such Lender or Issuing Bank with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or the holding company of such Lender or Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth calculations in reasonable detail demonstrating the amount or amounts necessary to compensate such Lender or Issuing Bank or holding company of such Lender or Issuing Bank, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.5 Funding Losses. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding losses of anticipated profit) or expense which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower (for a reason other than the wrongful failure of such Lender to make a Loan) to borrow or prepay any Loan on the date or in the amount notified by the Borrower, or (ii) any payment or prepayment of any Loan on a day other than the last day of an Interest Period with respect thereto (whether voluntary, mandatory, by reason of acceleration, or otherwise), including the amount (if any) determined by the relevant Lender by which (i) the interest at the LIBOR Rate which such Lender would have received for the period from the date of receipt of funds to repay or prepay a Loan to the last day of the applicable Interest Period for such Loan if the principal received had been paid on the last day of such Interest Period exceeds (ii) the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period. Any Lender demanding indemnification for any loss or expense sustained or incurred by it pursuant to this Section 3.5 shall, at the time of such demand, deliver to the Borrower a certificate providing a calculation of and specifying in reasonable detail the additional amount to be paid to it for any such loss or expense. Each determination by a Lender of the amounts owing to it pursuant to this Section 3.5 shall be conclusive and binding in the absence of demonstrable error.

Section 3.6 Duty to Mitigate; Replacement of Lenders.

(a) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender requests compensation under Section 3.4, or if the Borrower would be required to prepay the Loans of any Lender pursuant to Section 3.3, then such Lender shall use reasonable efforts to minimize any increased cost or other compensation payable by the Borrower, including without limitation the designation of a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4 or avoid the prepayment under Section 3.3), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender requests compensation under Section 3.4, or if the Borrower would be required to prepay the Loans of any Lender pursuant to Section 3.3, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.1 or a claim for compensation under Section 3.4, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.7 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and the payment in full of all Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Borrowing of Term Loan and Capital Expenditure Loans. The obligation of each Lender to make a Term Loan and a Capital Expenditure Loan on the Effective Date is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The following documents shall have been duly authorized, executed and delivered by the parties thereto (such parties shall include, but not be limited to, the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders), are in full force and effect and originals thereof (in a number sufficient to provide an original (in the case of (A), (B) and (C) to each Lender) shall have been delivered to the Administrative Agent :

(A) this Agreement;

(B) a Note in favor of each Lender requesting a Note, each in a principal amount equal to such Lender’s Commitment; and

(C) the Security Documents.

(b) Material Contracts. The Material Contracts shall be in full force and effect, and execution copies thereof shall have been delivered to the Administrative Agent, certified to be true, correct and complete copies thereof.

(c) [Reserved]

(d) Organizational Documents.

(i) The Administrative Agent shall have received from or on behalf of each Loan Party:

(A) the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of such Loan Party, certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(B) a certificate of good standing (or comparable certificate), certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its state of incorporation or formation stating that such Loan Party is in good corporate and tax standing under the laws of such states;

(C) a certificate of the Secretary or an Assistant Secretary (or comparable officer) of such Loan Party dated the Effective Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Loan Party as in effect on the Effective Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Loan Party (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Loan Party of the Loan Documents to be executed by such Loan Party and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of such Loan Party; and

(D) a certificate of the Secretary or an Assistant Secretary (or comparable officer) of such Loan Party, dated the Effective Date, certifying the incumbency, signatures and authority of the officers of such Loan Party authorized to execute, deliver and perform the Loan Documents to be executed by such Loan Party.

(e) Financial Statements, Financial Condition, etc. The Borrower shall have delivered to the Administrative Agent:

(i) Consolidated Financial Statements of the Borrower as of last day of and for the fiscal year of the Borrower most recently ended more than ninety (90) days prior to the Effective Date, in the case of such Consolidated Financial Statements, reported on by KPMG or another recognized firm of independent certified public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) unaudited Consolidated Financial Statements of the Borrower as of last day of and for the fiscal quarter most recently ended more than forty-five (45) days prior to the Effective Date, each of which shall be certified by a Responsible Officer of the Borrower as being complete and correct and fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries on such dates and for any interim periods then ended, applied on a consistent basis;

(iii) a certificate by a Responsible Officer of the Borrower stating that to his knowledge since the date of such Consolidated Financial Statements, no event has occurred, and no condition exists, that has had, or could reasonably be expected to have, a Material Adverse Effect;

(iv) a certificate by a Responsible Officer of the Borrower as to the financial condition and solvency of the Borrower (after giving effect to the Agreement and the incurrence of Indebtedness relating thereto); and

(v) such other information regarding the Borrower and its business affairs and the transactions contemplated by this Agreement and not previously provided to the Administrative Agent as the Administrative Agent or any Lender may reasonably request.

(f) Security Documents. All filings and recordings necessary, in the opinion of the Administrative Agent, to perfect the Liens contemplated to be granted to the Collateral Agent under the Security Documents shall have been made, including a mortgage or deed of trust made by the Borrower and securing the Obligations against the real property owned or leased by the Borrower, and the Administrative Agent shall have received evidence satisfactory to it that the Security Documents are in full force and effect. The Administrative Agent and the Collateral Agent shall have received:

(i) Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Collateral Agent in the Security Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Collateral Agent has received a termination statement;

(ii) a Control Agreement with respect to each deposit account maintained by each Loan Party, duly executed by each Loan Party, the Collateral Agent and the applicable depositary bank;

(iii) a Control Agreement with respect to each securities account maintained by each Loan Party, duly executed by each Loan Party, the Collateral Agent and the applicable securities intermediary;

(iv) landlord consents in form and substance acceptable to the Administrative Agent;

(v) such other documents, instruments and agreements as the Collateral Agent may reasonably request to create and perfect the Liens granted to the Collateral Agent under the Security Documents; and

(vi) such other evidence as the Collateral Agent may reasonably request to establish that the Liens granted to the Collateral Agent under the Security Documents are perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(g) Opinions of Counsel. The Administrative Agent shall have received favorable written opinion letters, addressed to the Administrative Agent, the Collateral Agent and each Lender and dated the date of the Effective Date, of:

(i) Foley & Lardner LLP, counsel to the Loan Parties; and

(ii) Orrick, Herrington & Sutcliffe LLP, counsel to the Administrative Agent.

Each such opinion letter shall be in customary form and substance reasonably satisfactory to the Administrative Agent and address such matters as the Administrative Agent may reasonably request.

(h) Insurance. All insurance required to be maintained by the Borrower under Section 6.5 shall be in full force and effect, all premiums then due and payable in connection therewith shall have been paid, and such insurance shall otherwise conform to the requirements for such insurance under Section 6.5, and the Administrative Agent shall have received a certificate or certificates of an independent insurance broker or carrier reasonably satisfactory to the Administrative Agent in confirmation thereof.

(i) Governmental Authorizations. All material Governmental Authorizations necessary for the execution, delivery and performance of the Loan Documents shall have been obtained and shall be in full force and effect. The Administrative Agent shall have received copies of all such material Governmental Authorizations and all material Governmental Authorizations necessary in order for the Borrower to conduct its business. There shall not be any default under any such Governmental Authorization that could reasonably be expected to have a Material Adverse Effect.

(j) Payment of Indebtedness; Release of Liens; Fees, etc. Each of the following shall have occurred and the Administrative Agent shall have received evidence thereof satisfactory to it: (i) all Indebtedness of the Borrower (other than Permitted Indebtedness) outstanding immediately prior to the Effective Date has been repaid in full, (ii) all Liens (other than Permitted Liens) upon any Property of the Borrower and its Subsidiaries shall have been terminated or released, and (iii) the Borrower shall have paid all fees, costs and other expenses and all other amounts then due and payable pursuant to this Agreement and the other Loan Documents.

(k) Base Case Projections. The Administrative Agent shall have received the Base Case Projections, updated as of a date reasonably satisfactory to the Administrative Agent, including therein projections of revenues, operating expenses, cash flows, and other related items, which shall show an Interest Coverage Ratio being at least 1.20:1.0, and a Leverage Ratio of not less than 4%, in each case, calculated on the basis of the Projections and after giving effect to the Loans on the Effective Date, for the period of twelve (12) months after such date, together with a certification as of the Effective Date by (i) a Responsible Officer of the Borrower stating that the Base Case Projections have been prepared in good faith based upon reasonable assumptions and (ii) the Independent Engineer stating that the Maintenance Capital Expenditure assumptions used in the Base Case Projections have been prepared upon reasonable assumptions. The Administrative Agent shall have received a report of the Model Auditor reasonably satisfactory to the Administrative Agent restating the Model Auditor’s audit of the Computer Model as of the Effective Date and shall have received a disk containing the Computer Model.

(l) [Reserved]

(m) Expert Reports. The Administrative Agent shall have received an environmental report from Hart Crowser and a report from the Independent Engineer, each in final form, addressed to the Lenders and acceptable to the Administrative Agent, with reliance letters reasonably acceptable to the Administrative Agent.

(n) Funds Flow Memorandum. The Administrative Agent shall have received a memorandum summarizing the sources and uses of funds from the initial Borrowings hereunder acceptable to the Administrative Agent (which shall include payment of all fees and expenses of the Lenders, including fees of counsel).

(o) Lock-Up Account. The Administrative Agent shall have received evidence of the establishment of the Lock-Up Account.

(p) Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Effective Date and in form and substance satisfactory to the Administrative Agent, to the effect that all of the conditions set forth in this Section 4.1 have been satisfied, that the representations and warranties of the Borrower contained in Article V are true and correct on the Effective Date as if made on the Effective Date, that each of the Loan Parties has performed all of the obligations to be performed by it under this Agreement and the other Loan Documents, and that no Default or Event of Default exists or will exist immediately after giving effect to initial Term Loan Borrowing.

(q) Bank Compliance Documents. The Administrative Agent shall have received documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, including evidence consisting of the following information:

(i) each Loan Party’s full legal name,

(ii) each Loan Party’s address and mailing address,

(iii) the Borrower’s W-9 forms including its tax identification number,

(iv) each Loan Party’s articles of incorporation,

(v) a list of directors of each Loan Party or list of such persons Controlling each Loan Party, as applicable, and

(vi) an executed resolution or other such documentation stating who is authorized to open an account for each Loan Party, as applicable,

in each case in form and substance reasonably satisfactory to the Administrative Agent, and such other similar information relating to the Loan Parties or any of their respective Subsidiaries as may reasonably be requested by the Administrative Agent.

(r) Effective Date. The Effective Date shall have occurred on or before a date thirty (30) days from the date of this Agreement.

(s) Mortgage; Title Insurance. The Collateral Agent shall have obtained the following documents:

(i) evidence (in form and substance satisfactory to the Administrative Agent) that all easements and other rights-of-way necessary for the operation of the Chicago District Cooling Project are in full force and effect;

(ii) (A) a mortgagee policy of title insurance in ALTA form issued by the Title Insurance Company, insuring the validity and priority of the Liens created under each of the Subsidiary Mortgages entered into on the Effectiveness Date for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are satisfactory to the Administrative Agent; (B) one or more title reports issued by the Title Insurance Company of the property interests covered by each such Subsidiary Mortgage, indicating only such exceptions as are satisfactory to the Administrative Agent; and (C) to the extent necessary under Governmental Rules, for filing in the appropriate offices, uniform commercial code financing statements covering fixtures included as collateral under any of the Security Documents entered into on the Effectiveness Date, in each case appropriately completed and, if applicable, duly executed; and

(iii) surveys of recent date of each of the facilities and real property covered by each Subsidiary Mortgage entered into on the Effectiveness Date, showing such matters as may be reasonably required by the Administrative Agent, which surveys shall be in form and content acceptable to the Administrative Agent.

Section 4.2 Conditions Precedent to All Loans.

The obligation of each Lender to advance Loans on a Disbursement Date and of each Issuing Bank to issue Letters of Credit hereunder is subject to the satisfaction of the following conditions precedent:

(a) Initial Revolving Loan Borrowing. With respect to the initial Borrowing of Revolving Credit Loans and the Capital Expenditure Loans, the initial Borrowing of Term Loans shall have occurred or shall concurrently occur.

(b) Borrowing Request. The Administrative Agent shall have timely received a fully executed copy of a Borrowing Request for the applicable Disbursement Date, as the case may be, in compliance with the requirements of Section 2.1, Section 2.2 or Section 2.3, as applicable.

(c) Representation and Warranties. All representations and warranties of the Loan Parties contained in the Loan Documents shall be true, correct and accurate on and as of the applicable Disbursement Date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall be true in all material respects as of such date).

(d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or shall result from the proposed Loan.

Each Borrowing shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in clauses (c) and (d) of this Section 4.2 is true and correct as of the date of such Borrowing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank that:

Section 5.1 Due Incorporation, Qualification, etc. Each Loan Party and each of its Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

Section 5.2 Authority. The execution, delivery and performance by each Loan Party of each Loan Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

Section 5.3 Enforceability. Each Loan Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, fraudulent conveyance, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 5.4 Non-Contravention. The execution and delivery by each Loan Party of the Loan Documents executed and to be executed by such Loan Party and the performance by such Loan Party of its obligations thereunder and the consummation of the transactions contemplated thereby by such Loan Party do not and will not (i) contravene any Loan Party’s organizational documents; (ii) violate any Legal Requirement applicable to any Loan Party; (iii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Material Contract of such Loan Party or (iv) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of any Loan Party (except such Liens as may be created in favor of the Collateral Agent for the benefit of itself and the Lenders pursuant to the Security Documents).

Section 5.5 Approvals.

(a) Except as set forth on Schedule 5.5, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including equity holders of any Person) is required in connection with the execution, delivery or performance of the Loan Documents executed by any Loan Party or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(b) All material Governmental Authorizations required for the ownership, leasing, operation and maintenance of the businesses of the Loan Parties and their Subsidiaries have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Loan Parties or their Subsidiaries has received any notice or other communication from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization or (ii) any other limitations on the conduct of business by any Loan Party or any such Subsidiaries, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 5.5, no Governmental Authorization is required for either (i) the pledge or grant by any Loan Party of any Lien purported to be created in favor of the Collateral Agent under any of the Security Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (A) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing and (B) filings or recordings contemplated in connection with this Agreement and the Security Documents.

(d) Each District Cooling Project and the Operation of such District Cooling Project in accordance with the Material Contracts conforms to and complies in all material respects with all covenants, conditions, restrictions and reservations in the Governmental Authorizations and the Material Contracts applicable thereto and all Environmental Laws and federal, state and local zoning, land use and other Governmental Rules applicable thereto.

(e) As of the Effective Date, MDE Thermal has all rights and interests required for the Operation of the Chicago District Cooling Project, including all Governmental Authorizations described in Section 5.5(b) and (c) and all rights to the use of land and to the use of water necessary in connection with such Operation. Northwind Aladdin has all rights and interests required for the Operation of the Las Vegas District Cooling Project including all Governmental Authorizations described in Section 5.5(c) and all rights to the use of land and to the use of water necessary in connection with such Operation.

Section 5.6 No Violation or Default. No Loan Party and none of their Subsidiaries is in violation of or in default with respect to (i) any Legal Requirement applicable to such Loan Party or such Subsidiary or (ii) any Contractual Obligation of such Loan Party or such Subsidiary (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party and none of its Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has knowledge of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 5.7 Litigation. Except as set forth in Schedule 5.7, no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of their respective Subsidiaries at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) if adversely determined, could reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Loan Documents or the consummation of the transactions contemplated thereby.

Section 5.8 Possession Under Leases; Title.

(a) Schedule 5.8 lists all material leases, subleases, licenses or other use or occupancy agreements pursuant to which the Borrower or its Subsidiaries lease to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”). Each of the Loan Parties has complied with all material obligations under all leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.

(b) Each of the Loan Parties owns and has good and marketable title, or a valid leasehold interest in, all Property necessary in its business as currently conducted and as currently proposed to be conducted. Such Properties are subject to no Liens other than Permitted Liens.

Section 5.9 Financial Statements. i) The most recent Consolidated Financial Statements of the Loan Parties that have been delivered to the Administrative Agent (i) are in accordance with the books and records of the Loan Parties, as applicable, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP, consistently applied, subject in the case of unaudited Consolidated Financial Statements only to normal year-end audit adjustments and the absence of footnotes, none of which, if provided, would reflect a material adverse change in the business, assets, financial condition or operating performance of the Loan Parties, respectively, taken as a whole; and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties, as of the date thereof and for the period covered thereby. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations (including obligations in respect of off-balance sheet transactions) required to be shown on an annual or quarterly Consolidated Financial Statement, as applicable, in accordance with GAAP, consistently applied, which, in any such case, are material in the aggregate, except otherwise disclosed in writing to the Administrative Agent. Since June 30, 2007, there has been no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

(b) The Projections set forth in the Base Case Projections delivered to the Administrative Agent have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts provided that no representation or warranty is made as to the actual attainability of any such forecasts.

Section 5.10 Creation, Perfection and Priority of Liens. As of the Effective Date, the execution and delivery of the Loan Documents by the Loan Parties, together with Uniform Commercial Code financing statements and, to the extent relevant, any documents to be filed with the U.S. Patent and Trademark Office, in proper form for filing have been delivered to the Administrative Agent for filing and recording, and the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording, are effective to create in favor of the Collateral Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral (subject only to Permitted Liens).

Section 5.11 Equity Securities. All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. MIC is the beneficial and record owner of all outstanding Equity Securities of MDE Parent. MDE Parent is the beneficial and record owner of all outstanding Equity Securities of the Borrower. Schedule 5.11 sets forth a true and correct organizational chart of the Borrower and its Subsidiaries showing the beneficial and record ownership of all outstanding Equity Securities of each Loan Party and its Subsidiaries as of the Effective Date. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating any Loan Party or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of any Loan Party or any such Subsidiaries, or obligating any Loan Party to grant, extend or enter into any such agreement or commitment. All Equity Securities of each Loan Party and their respective Subsidiaries have been offered and sold in compliance with all federal and state securities laws and all other Legal Requirements, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Employee Benefit Plans.

(a) Except as set forth on Schedule 5.12, nothing has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12, no Loan Party has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for post-retirement benefits is reasonably expected to have a Material Adverse Effect.

(b) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which would result in a Material Adverse Effect. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Loan Party is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened material claim or suit other than claims for benefits in the ordinary course. None of the Loan Parties nor any fiduciary of any Employee Benefit Plan has, individually or in the aggregate, engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC which would result in a Material Adverse Effect to the Loan Parties, taken as a whole.

(c) Except as set forth on Schedule 5.12, none of the Loan Parties, their respective Subsidiaries and the ERISA Affiliates, contributes to or has any contingent obligations to any Multiemployer Plan, except to the extent such contributions or contingent obligations could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties, their respective Subsidiaries and the ERISA Affiliates has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA, which liability could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties, their respective Subsidiaries and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA, except to the extent such event could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Other Regulations. No Loan Party nor Northwind Aladdin is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur Indebtedness.

Section 5.14 Patent and Other Rights. The Loan Parties and their respective Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, all material patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except where the failure to own, license or otherwise have the full right to use could not reasonably be expected to result in a Material Adverse Effect. Each of the patents, trademarks, trade names, service marks and copyrights owned by any Loan Party or their respective Subsidiaries which is registered with any Governmental Authority is set forth on Schedule 5.14. The Loan Parties and their respective Subsidiaries conduct their respective businesses without infringement or, to the best of the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of other Persons, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. There is no infringement or, to the best of the Borrower’s knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of any of the Loan Parties or their respective Subsidiaries, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect.

Section 5.15 Governmental Charges; Taxes.

(a) Each of the Loan Parties and their respective Subsidiaries has filed or caused to be filed all tax returns which are required to be filed by it (taking into account all available extensions). Each of the Loan Parties and their respective Subsidiaries has paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established. Proper and accurate amounts have been withheld by each Loan Party and their respective Subsidiaries from their employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. None of the Loan Parties nor their respective Subsidiaries have executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.

(b) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority will be incurred by any Loan Party or their respective Subsidiaries or Lender as a result of the execution or delivery of this Agreement or any other Loan Documents and no deduction or withholding in respect of Taxes imposed by or for the account of any jurisdiction by or through which payments with respect to the Loans will be made by the Borrower is required to be made from any payment by the Borrower under this Agreement or any other Loan Documents.

Section 5.16 Margin Stock. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of such Loan Party, and no proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

Section 5.17 Solvency, etc. Each of the Loan Parties and their respective Subsidiaries is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be Solvent.

Section 5.18 Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party or their respective Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.19 Material Contracts.

(a) Schedule 5.19 contains a true and accurate list of each Material Contract (and such listing will be updated from time to time with Material Contracts entered into after the Effective Date in Compliance with Section 7.12).

(b) Each Material Contract is effective and enforceable and the Borrower or each of its Subsidiaries, as applicable, is in compliance with such Material Contract, except where the failure to comply would not have a Material Adverse Effect.

(c) Except as disclosed in Schedule 5.19, no material supplier to or landlord of any Loan Party, or any Governmental Authority has taken, and none of the Loan Parties has received any written notice that, any material supplier to or landlord of any Loan Party, or any Governmental Authority contemplates taking, any steps to terminate the business relationship of any Loan Party with such supplier or landlord, which could reasonably be expected to have a Material Adverse Effect.

Section 5.20 No Material Adverse Effect. No Material Adverse Effect has occurred since the date of the audited Consolidated Financial Statements delivered to the Administrative Agent on the Effective Date.

Section 5.21 Accuracy of Information Furnished. The written information (excluding projections) furnished by the Loan Parties or their respective Subsidiaries to the Administrative Agent and the Lenders in connection with the Loan Documents and the transactions contemplated thereby, taken as a whole, is complete and correct in all material respects, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Loan Documents, the transactions contemplated thereby and the Agreement have been prepared in good faith based upon reasonable assumptions; provided, however, that the Administrative Agent and the Lenders acknowledge and agree that such projections are based upon a number of estimates and assumptions and are subject to significant business, economic and competitive uncertainties and contingencies and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such projections will be achieved or that the forward-looking statements expressed in such projections will correspond to actual results.

Section 5.22 Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party or any of their respective Subsidiaries except for a fee payable to Macquarie Securities (USA) Inc. included in the funds flow memorandum delivered pursuant to Section 4.1(n) and paid on the Effective Date. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by a Loan Party or any of their respective Subsidiaries, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable and documented attorney’s fees incurred by the Administrative Agent and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

Section 5.23 Policies of Insurance. Schedule 5.23 sets forth a true and complete listing of all insurance maintained by the Loan Parties and their respective Subsidiaries as of the Effective Date. Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties and their respective Subsidiaries has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder in all material respects. The Properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties or their respective Subsidiaries in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties.

Section 5.24 Priority of Obligations. The payment obligations of the Borrower under this Agreement and the Loans will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

Section 5.25 Bank Accounts and Securities Accounts. Schedule 5.25 sets forth a true and complete listing of all bank accounts and securities accounts maintained by each Loan Party as of the Effective Date.

Section 5.26 Agreements with Affiliates. Except as disclosed on Schedule 5.26, no Loan Party has entered into and, as of the Effective Date does not contemplate entering into, any material agreement or contract with any Affiliate of such Person except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. Any such agreements shall be subject to the provisions of Section 7.6.

Section 5.27 Existing Indebtedness; Existing Liens.

(a) Schedule 5.27(a) sets forth a complete and correct list of all outstanding Indebtedness of each Loan Party and their respective Subsidiaries as of the date of this Agreement. None of the Loan Parties or their respective Subsidiaries is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any of its Indebtedness, and no event or condition exists with respect to any Indebtedness of any Loan Party or their respective Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Schedule 5.27(b) sets forth a complete and correct list of all Liens on or in the Property of any Loan Party and their respective Subsidiaries (other than Permitted Liens). None of the Loan Parties or their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.

Section 5.28 US Patriot Act, etc. The making of the Loans and the use of the proceeds thereof shall not violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and each of the Borrower and its Subsidiaries is in compliance with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA Patriot Act”).

Section 5.29 No Other Business. The Loan Parties and their other Subsidiaries do not engage in any business other than the business that was disclosed in the written information furnished by the Loan Parties or their respective Subsidiaries to the Administrative Agent and the Lenders in connection with the Loan Documents and the transactions contemplated thereby.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the termination of the Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by the other Loan Parties and their respective Subsidiaries, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

Section 6.1 Financial Statements; Financial Certifications. Furnish to the Administrative Agent and each Lender the following:

(a) as soon as available and in no event later than ninety (90) days after the close of each fiscal year of the Borrower, (A) copies of the audited Consolidated Financial Statements of the Borrower for such year, in the case of such Consolidated Financial Statements, audited by KPMG or another recognized firm of independent certified public accountants acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and each Loan Party on a consolidated basis in accordance with GAAP consistently applied, which Consolidated Financial Statements shall be accompanied by a narrative from management of MDE Parent which discusses results for MDE Parent for such period, and (B) copies of the unqualified opinions and, to the extent delivered, management letters delivered by such accountants in connection with all such Consolidated Financial Statements;

(b) as soon as available and in no event later than forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, copies of the Consolidated Financial Statements of the Borrower for such fiscal quarter and for the fiscal year to date certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and each Loan Party on a consolidated basis in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes);

(c) contemporaneously with delivery of the Consolidated Financial Statements required by the foregoing clauses (a) and (b), a compliance certificate of a Responsible Officer of the Borrower in substantially the form of Exhibit D (a “Compliance Certificate”) which (i) states that no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto; (ii) sets forth, for the quarter or year covered by such Consolidated Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios or other amounts required in order to determine compliance with any provision in Article VII; and (iii) provides a statement of reconciliation with respect to any non-GAAP terms used in any definitions with respect to the calculation of the financial ratios, which reconciliation, in the case of the annual Consolidated Financial Statements, shall be audited by the independent certified public account referred to in clause (a) above;

(d) contemporaneously with the delivery of the Consolidated Financial Statements required by the foregoing clauses (a) and (b) with respect to any period for which a change in GAAP results in inconsistent application between periods, one or more appropriate statement reflecting a reconciliation of any amounts not affected by such change showing any adjustments that would be required if such change had been applicable to such amounts.

Section 6.2 Operating Reports; Other Notices and Reports. The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(a) in no event later than five (5) Business Days after the Borrower knows of the occurrence or existence of (i) any Reportable Event under any Plan or Multiemployer Plan; (ii) any actual or threatened litigation, suits, claims, disputes or investigations against any Loan Party involving potential monetary damages payable by any Loan Party or any of their respective Subsidiaries of $2,500,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; (iii) breach or non-performance of any material obligation, or any default under, a Material Contract; (iv) any litigation, proceeding, material dispute or material investigation involving, or any termination or material modification of a material Governmental Authorization or notice of the possibility of any such termination or material modification by, any Governmental Authority; (v) any Default or Event of Default; (vi) any material change in accounting policies of or financial reporting practices by any Loan Party or any of their respective Subsidiaries; or (vii) any other event or condition which, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect. Each notice pursuant to this Section 6.2(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached;

(b) as soon as available, and in any event not later than fifteen (15) days before the end of each fiscal year of the Borrower, preliminary copies of (i) an updated Business Plan for the following fiscal year, including updated Projections, and (ii) a Capital Expenditure budget of the Borrower and its Subsidiaries through the Maturity Date; and no later than the end of each fiscal year, final versions of such Business Plan, Projections and Capital Expenditure budget, in each case, certified by a Responsible Officer of the Borrower to have been prepared in good faith based upon reasonable assumptions;

(c) as soon as possible and in no event later than five (5) Business Days prior to the acquisition by any Loan Party of any material leasehold or ownership interest in real property, a written supplement to Schedule 5.8;

(d) as soon as possible prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.9(c), a statement of a Responsible Officer of the Borrower setting forth the details thereof;

(e) as soon as possible and in no event later than five (5) Business Days after the receipt thereof by any Loan Party or any of its respective Subsidiaries, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law or any actual, alleged, suspected or threatened liability of any Loan Party for Environmental Damages, where any such violation or liability could reasonably be expected to have a Material Adverse Effect;

(f) as soon as possible and in no event later than five (5) Business Days after the receipt thereof by any Loan Party or any of its respective Subsidiaries copies of all Material Notices and Material Communications received by the Borrower or any of its Subsidiaries in connection with any Material Contract;

(g) as soon as possible and in no event later than five (5) Business Days after the delivery or receipt thereof by any Loan Party or any of its respective Subsidiaries, any notice of any material default or breach or termination given or received under any Material Contract, or any amendment of, supplement to or other modification of any Material Contract; and

(h) such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, or any of their respective Subsidiaries, and compliance by the Loan Parties, or any of its respective Subsidiaries, with the terms of this Agreement and the other Loan Documents (including “know your customer” and similar requirements), as the Administrative Agent may from time to time reasonably request.

Section 6.3 Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with GAAP.

Section 6.4 Inspections. Permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours (except that if an Event of Default shall have occurred and be continuing, no such notice is required), to visit and inspect any of the properties and offices of any Loan Party and their respective Subsidiaries, to conduct audits of any or all of the Collateral, to examine the books and records of any Loan Party and make copies thereof, and to discuss the affairs, finances and business of any Loan Party with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request. Any Loan Party and their respective Subsidiaries may have a representative attend any meeting with its independent accountants so long as such right does not unreasonably delay the scheduling of any meeting. Inspections pursuant to this Section 6.4 shall be at such Loan Party’s or Subsidiary’s expense with respect to one (1) inspection in any calendar year and with respect to all inspections and audits during the existence of a Default or Event of Default.

Section 6.5 Insurance.

(a) Maintain with financially sound and reputable insurance companies the insurance listed on Schedule 6.5, except to the extent that such insurance cannot be obtained or renewed on commercially reasonable terms, and with respect to all of its other Properties and assets, as is usually carried by companies engaged in similar business and as is consistent with the prudent operation of its business.

(b) Upon any amendment of an insurance policy carried by any Loan Party that could have a Material Adverse Effect, replace such amended insurance with insurance that is similar to the insurance prior to the amendment.

Section 6.6 Governmental Charges. Promptly pay and discharge when due all taxes and other Governmental Charges (taking into account all available extensions) which, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such taxes or Governmental Charges as may in good faith be contested or disputed and as to which adequate reserves (determined in accordance with GAAP) have been established; provided that in each such case no Property material to the conduct of the businesses of the Loan Parties is at impending risk of being seized, levied upon or forfeited.

Section 6.7 Use of Proceeds. Use the proceeds of the Loans only for the respective purposes set forth in Section 2.7. Each Loan Party shall not use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve any Loan Party, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

Section 6.8 General Business Operations. (i) Preserve, renew and maintain in full force their legal existence and good standing under the Governmental Rules of the jurisdiction of their organization, each other jurisdiction reasonably necessary for the conduct of their business, and all of their rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of their business, (ii) conduct their business activities in compliance with all applicable Legal Requirements, and (iii) keep all material Property useful and necessary to their business in good working order and condition in a manner consistent with prudent engineering practice, ordinary wear and tear excepted; except, in each case where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain its chief executive offices and principal places of business in the United States.

Section 6.9 Compliance with Legal Requirements and Contractual Obligations. Comply with, and maintain, all applicable Legal Requirements, including all applicable Environmental Laws, and Contractual Obligations noncompliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.10 Additional Collateral. If at any time from and after the Effective Date any Loan Party acquires any fee or leasehold interest in real property, deliver to the Administrative Agent, at its own expense, as soon as possible all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including any environmental reports) relating thereto, and assist the Administrative Agent in obtaining a deed of trust or mortgage on such real property interest; provided that if such Loan Party is unable, after using commercially reasonable efforts (as determined by it in good faith), to obtain any required consent of any Governmental Authority for the grant of a deed of trust or mortgage, such deed of trust or mortgage shall not be required under this Section 6.10.

Section 6.11 Lender Hedging Agreements. The Borrower shall enter into and maintain Lender Hedging Agreements satisfactory to the Administrative Agent within 30 days of the Effective Date, which agreements shall provide coverage having a notional principal amount equal to at least 90% of the aggregate amount of the Term Loans outstanding and shall comply with the interest hedging protocol set forth in Schedule 6.11.

Section 6.12 Preservation of Security Interests. Each Loan Party shall preserve and undertake all actions necessary to maintain the security interests granted under the Security Documents in full force and effect (including the priority thereof).

Section 6.13 Event of Loss.

(a) The Borrower shall promptly notify the Administrative Agent upon any Loan Party having knowledge of any Event of Loss that the Borrower believes will be a Material Loss.

(b) If a Material Loss occurs, unless the restoration, repair, replacement or rebuilding of the applicable Property is reasonably determined by the Borrower not to be required for the conduct of its business or the business of any of its Subsidiaries, the failure to make such restoration, repair, replacement or rebuilding will not have a Material Adverse Effect and the Borrower elects not to undertake such restoration, repair, replacement or rebuilding (in which event the Net Insurance Proceeds, as the case may be, shall be applied to a mandatory prepayment of the Loans in accordance with Section 2.9(c)(iv)), the Borrower (or the Subsidiary reporting the Material Loss) shall as soon as practicable commence and complete the repair, restoration or replacement of the applicable Property.

Section 6.14 Priority of Obligations. The Obligations rank and will at all times rank at least pari passu with all other Indebtedness of the Borrower, whether now existing or hereafter outstanding.

Section 6.15 New Subsidiaries. The Borrower shall at its own expense, promptly, and in any event within thirty (30) Business Days after the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary (i) notify the Administrative Agent of such event, (ii) amend the Security Documents as appropriate in light of such event to pledge to the Collateral Agent for the benefit of the Secured Parties 100% of the Equity Securities of such Wholly Owned Subsidiary and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (iii) deliver to the Collateral Agent all stock certificates and other instruments added to the Collateral thereby free and clear of all Liens, accompanied by undated stock powers or other instruments of transfer executed in blank, (iv) cause each such Person that becomes a direct or indirect Wholly Owned Subsidiary after the date hereof to execute a guaranty and security agreement in form and substance satisfactory to the Administrative Agent, (v) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each such Person that becomes a direct or indirect Wholly Owned Subsidiary of the Borrower after the date hereof) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent (provided that no filing shall be required with respect to intellectual property if the Administrative Agent determines that such property is not material to the business of such Subsidiary), and (vi) deliver an opinion of counsel in form and scope comparable to the opinion delivered pursuant to Section 4.1(g)(i) to the Administrative Agent with respect to each such Person and the matters set forth in this Section.

Section 6.16 Remedial Plans; Use Agreement and Lock-Up Event

(a) Use Agreement Remedial Plan. Upon receipt of formal written notification from the City of Chicago or any agency thereof of its intent to revoke the use of the “Public Ways” pursuant to the terms of the Use Agreement, the Borrower shall promptly notify the Administrative Agent of such event or notification (a “Use Agreement Notification Plan Event”) and the Borrower shall prepare and implement a remedial plan (a “Use Agreement Remedial Plan”) in the manner set forth below:

(i) the Borrower shall, within fifteen (15) days of a Use Agreement Remedial Plan Event, deliver to the Lenders a draft Use Agreement Remedial Plan, certified by a Responsible Officer of the Borrower, setting forth, in reasonable detail, the reasons for the Use Agreement Remedial Plan Event, the action taken or proposed to be taken by the Borrower to cure such event giving rise to the a Use Agreement Notification Plan Event;

(ii) following receipt of the draft Use Agreement Remedial Plan, the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders) shall consult in good faith to review the draft Use Agreement Remedial Plan in order to produce a Use Agreement Remedial Plan agreed by both the Borrower and the Administrative Agent;

(iii) if within five (5) days of receipt of the draft Use Agreement Remedial Plan pursuant to clause (ii) above, no agreement has been reached between the Borrower and the Administrative Agent, the Administrative Agent shall be entitled to commission an independent review by a Person with appropriate professional expertise (a “Use Agreement Independent Review”) to be undertaken at the Borrower’s sole cost and expense. The Use Agreement Independent Review shall examine the causes of the Use Agreement Remedial Plan Event and recommend within five (5) days of being commissioned appropriate measures to remedy the Use Agreement Remedial Plan Event (having regard to the need for long term stability for the Borrower’s business) and shall include full consultation with the Borrower. The Borrower will co-operate with the Person appointed to prepare the Use Agreement Independent Review, including providing reasonable access to the Chicago District Cooling Project; and

(iv) the Borrower shall upon receipt of the Use Agreement Independent Review produce a new draft Use Agreement Remedial Plan having given due consideration to the content of the Use Agreement Independent Review within three (3) days of receipt thereof and the Borrower shall deliver the new draft Use Agreement Remedial Plan to the Lenders. If the Administrative Agent (acting on the instructions of the Required Lenders) agrees that the new draft Use Agreement Remedial Plan is generally consistent with the content of the Use Agreement Independent Review, then the new draft Use Agreement Remedial Plan shall become the final Use Agreement Remedial Plan and shall be promptly implemented by the Borrower.

In the event that the time period for the Borrower to respond to a notice of revocation from the City of Chicago is extended beyond thirty (30) days in accordance with the terms of the Use Agreement, then the time periods above shall be similarly extended.

(b) Lock-Up Event Remedial Plan. If the Borrower shall fail to satisfy any of the tests set forth in Section 7.6(a)(i) on any two successive Calculation Dates, the Borrower shall prepare and implement a remedial plan (a “Lock-Up Remedial Plan”) in the manner set forth below:

(i) the Borrower shall, within thirty (30) days of the commencement of the Lock-Up Event, deliver to the Lenders a draft Lock-Up Remedial Plan, certified by a Responsible Officer of the Borrower, setting forth, in reasonable detail, the reasons for the Lock-Up Event, the action taken or proposed to be taken by the Borrower in order to achieve an Interest Coverage Ratio of 1.50:1.00 or greater and a Leverage Ratio of less than 5.5%, if within the first two years and 6% thereafter, for following Calculation Dates and such other information with respect thereto as any Lender may reasonably request;

(ii) following receipt of the draft Lock-Up Remedial Plan, the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders) shall consult in good faith to review the draft Lock-Up Remedial Plan in order to produce a Lock-Up Remedial Plan agreed to by both the Borrower and the Administrative Agent;

(iii) if within thirty (30) days of receipt of the draft Lock-Up Remedial Plan pursuant to clause (ii) above, no agreement has been reached between the Borrower and the Administrative Agent, the Administrative Agent shall be entitled to commission an independent review by a Person with appropriate professional expertise (a “Lock-Up Independent Review”) to be undertaken at the Borrower’s sole cost and expense. The Lock-Up Independent Review shall examine the causes of the Lock-Up Remedial Plan Event and recommend within fifteen (15) days of being commissioned appropriate measures to remedy the Lock-Up Remedial Plan Event (having regard to the need for long term stability for the Borrower’s business) and shall include full consultation with the Borrower. The Borrower will co-operate with the Person appointed to prepare the Lock-Up Independent Review, including providing such reasonable access to the books, records and personnel of the Borrower and its subsidiaries as may be required for these purposes; and

(iv) the Borrower shall within fifteen (15) days of receipt of the Lock-Up Independent Review produce a new draft Lock-Up Remedial Plan having given due consideration to the content of the Lock-Up Independent Review. Upon receipt of the new draft Lock-Up Remedial Plan, it shall become the final Lock-Up Remedial Plan and shall be implemented promptly by the Borrower.

Section 6.17 Payment to Lock-Up Account. During any Lock-Up Period,

(a) the Borrower shall remit (or cause its Subsidiaries to remit) the proceeds of any dividend or other distribution (whether in cash, securities or other property) made by a Subsidiary and

(b) the Borrower shall remit the collected credit balance of any bank account or securities account maintained by the Borrower,

in each case to and for deposit in the Lock-Up Account, except to the extent restricted by applicable Governmental Rules or any Governmental Authority, and such that an amount equal to the Excess Cash Flow as of each Calculation Date during such Lock-Up Period is deposited in the Lock-Up Account on each Calculation Date during such Lock-Up Period; provided, however, for purposes of calculating Excess Cash Flow, the contributions with respect to Northwind Aladdin shall equal the Northwind Percentage multiplied by the contribution Northwind Aladdin would make to Excess Cash Flow absent this proviso.

Section 6.18 Equity Contribution Proceeds. The Borrower shall apply all proceeds of any equity contributions or similar financing arrangements from any direct or indirect shareholder, member or owner of the Borrower to repay or prepay the Term Loans or the Capital Expenditure Loans, to pay for capital expenditures, or to finance acquisitions to the extent they are permitted by Section 7.4.

Section 6.19 Reduction in Letters of Credit. If the Borrower requests a Letter of Credit with respect to any Applicable Project, then to the extent the Borrower requests Capital Expenditure Loans, the proceeds of which shall be used for the payment of Capital Expenditures for such Applicable Project, the Borrower shall cause the beneficiary of such Letter of Credit, within seven (7) Business Days of receipt of the proceeds of such Capital Expenditure Loan, to return such Letter of Credit to the Issuing Bank for cancellation or reduction of the face amount of such Letter of Credit (by way of delivery of certification to the Issuing Bank for such reduction of such face amount in accordance with the terms of the Letter of Credit) by the amount of such proceeds to be paid to such beneficiary by the Borrower or such Loan Party. The undrawn amount of any Letter of Credit terminated or the amount of any reduction in any Letter of Credit as required pursuant to this Section 6.19 shall be referred to herein as an “LC Reduction.”

Section 6.20 Delivery of Tenant Lender Agreement. Within 60 days of the Effective Date, the Borrower shall, pursuant to the Lease, dated December 31, 1996, between the LaSalle National Trust, N.A. (not individually, but solely as trustee under the trust agreement dated May 27, 1981, and known as Trust No. 104000) and MDE Thermal (f.k.a. Unicom Thermal Technologies Inc.) with regard to The Merchandise Mart, 200 World Trade Center, Chicago, Illinois (the “Merchandise Mart Lease”) deliver an executed Tenant Lender Agreement (as such term is defined under the Merchandise Mart Lease) in form and substance acceptable to the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

Until the termination of the Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower covenants and agrees that:

Section 7.1 Indebtedness and Guarantee Obligations.

(a) No Loan Party or their respective Subsidiaries shall create, incur, assume or permit to exist any Indebtedness or Guarantee Obligations except for the following (“Permitted Indebtedness”):

(i) Indebtedness of the Loan Parties under the Loan Documents;

(ii) Indebtedness of the Loan Parties listed in Schedule 5.27(a) and existing on the date of this Agreement, all of which Indebtedness identified in Schedule 5.27(a) as being repaid in connection with the Term Loan Borrowing shall be repaid concurrently with such Borrowing;

(iii) Indebtedness of the Borrower under Lender Hedging Agreements entered into with respect to the Loans in accordance with Section 6.11;

(iv) Indebtedness of the Borrower that is both structurally and contractually subordinate to the Obligations on terms satisfactory to the Administrative Agent (such terms to include that payments of principal of and interest on such Indebtedness are payable solely from amounts otherwise available for the payment of Distributions pursuant to Section 7.6);

(v) Indebtedness for unsecured working capital or overdraft facilities in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding;

(vi) Indebtedness arising from Capital Leases in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding;

(vii) Indebtedness under reimbursement obligations in respect of (A) Existing Letters of Credit and (B) letters of credit issued for performance, surety, appeal, commodity purchase or indemnity bonds or with respect to workers’ compensation claims, insurance, environmental or statutory obligations, in each case incurred in the ordinary course of business in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding;

(viii) Indebtedness by any Loan Party to any other Loan Party;

(ix) Northwind Aladdin Notes;

(x) purchase money Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding;

(xi) other Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding.

provided, however, the aggregate amount of Indebtedness for the Borrower and its Subsidiaries outstanding at any time under clauses (v), (vi), (vii), (x) and (xi) shall not exceed $3,000,000.

(b) Notwithstanding the foregoing in clause (a) above, with respect to Northwind Aladdin, “Permitted Indebtedness” shall be limited to the Northwind Aladdin Notes, the Northwind Investment to the extent made in the form of intercompany Indebtedness, and Indebtedness incurred in the ordinary course of business not to exceed $1,000,000.

Section 7.2 Liens, Negative Pledges. No Loan Party or its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its Property, in either case whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens in favor of the Collateral Agent under the Security Documents;

(b) Liens listed in Schedule 5.27(b) and existing on the date of this Agreement, all of such Liens that secure Indebtedness that is identified in Schedule 5.27(a) as being repaid in connection with the initial Borrowing of Loans shall be terminated concurrently with such Borrowing;

(c) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of the Borrower or its Subsidiaries is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(d) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law and incurred in the ordinary course of business consistent with past practice for sums which are not overdue more than forty five (45) days or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(e) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business consistent with past practice;

(f) zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;

(g) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or its Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Sections 7.1(a)(vi) or (a)(x), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of the Borrower or its Subsidiaries; and

(h) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (b) or (g) above, provided that any extension, renewal or replacement Lien (i) is limited to the Property covered by the existing Lien and (ii) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien.

Section 7.3 Asset Dispositions. None of the Loan Parties or their respective Subsidiaries shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of any Property, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing, except for (i) sales by the Borrower or its Subsidiaries of inventory to Persons in the ordinary course of their businesses, (ii) the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of the Borrower’s business or the business of its Subsidiaries, and (iii) the disposition of equipment and other assets which are obsolete, worn out, or no longer used or useful in the conduct of the business of any of the Loan Parties.

Section 7.4 Mergers, Acquisitions, etc. None of the Loan Parties shall consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person without the prior written approval of the Administrative Agent acting at the direction of the Required Lenders; provided that the Loan Parties may merge with each other, (and with other Subsidiaries of the Borrower which become Loan Parties); and provided, further, that (i) no Default or Event of Default will result after giving effect to any such merger and (ii) in any such merger involving the Borrower, the Borrower is the surviving Person.

Section 7.5 Investments. None of the Loan Parties shall make any Investment except for Investments in the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments credited to securities accounts established and maintained in accordance with Section 6.10 which are subject to Control Agreements;

(c) Investments by any Loan Party in another Loan Party; and

(d) Investment by the Borrower in Northwind Aladdin with respect to the Northwind Investment subject to the following restrictions:

(i) proceeds of the Loans in an amount not to exceed $5,000,000 provided that such Investment is made in the form of Indebtedness that is pari passu with other senior Indebtedness of Northwind Aladdin and secured to the extent that other Persons providing any financing for the Northwind Investment are secured; or

(ii) in an additional amount that is up to the proceeds of an Equity Issuance of the Borrower to MDE Parent and which is contributed from the Borrower to ETT Nevada, Inc. and from ETT Nevada, Inc., to Northwind Aladdin subject to, and in accordance with, the applicable restrictions under the Security Documents.

Section 7.6 Distributions.

(a) The Borrower or its Subsidiaries shall not make any Distributions (other than Distributions made by a Subsidiary to any Loan Party) or set apart any sum for any such purpose, except that, subject to clause (b) and (c) below, the Borrower may make cash Distributions in an aggregate amount equal to Cash Available for Distribution as of the Calculation Date then most recently ended and on a date that is at least five (5) Business Days following the end of the applicable Test Period if the following conditions have been satisfied:

(i) (A) the Interest Coverage Ratio for the Test Period ending on such Calculation Date is greater than 1.50:1.00; (B) the Leverage Ratio for the Test Period ending on such Calculation Date is equal to or greater than (x) 5.5% for each Calculation Date until the second anniversary of the Effective Date and (y) thereafter, equal to or greater than 6.0%; and (C) no Default or Event of Default shall have occurred and be continuing as of the date of such Distribution;

(ii) no Aladdin Contract Event shall have occurred and be continuing; and

(iii) the Borrower shall have provided the Administrative Agent with a certificate of a Responsible Officer of the Borrower certifying that the Borrower is in compliance with the provisions of the preceding clauses (i) and (ii).

The failure of the Borrower to satisfy the conditions set forth in clause (a)(i) or clause (a)(ii) shall be referred to as a “Lock-Up Event.” The tests set forth in clauses (a)(i)(A) or (B) or clause (a)(ii) shall be made on each Calculation Date irrespective of a request for a Distribution by the Borrower.

(b) If a Lock-Up Event shall have occurred with respect to clause (a)(i) and is continuing as of any Calculation Date, the Borrower shall not declare or make any Distribution unless and until such time as:

(i) the Borrower shall have satisfied each of the conditions set forth in such clause as of two consecutive Calculation Dates following the occurrence of such Lock-Up Event and

(ii) all of the other requirements of Section 7.6(a) are satisfied.

(c) If a Lock-Up Event shall have occurred solely with respect to clause (a)(ii) (in other words, an Aladdin Contract Event has occurred) and is continuing as of any Calculation Date, the Borrower shall not declare or make any Distribution unless and until such time as:

(i) the Borrower can demonstrate to the Administrative Agent on two consecutive Calculation Dates (the Calculation Date for which a calculation is being made being the “Calculation Test Date”), occurring after such Aladdin Contract Event, that the Interest Coverage Ratio (A) calculated on an historical basis for the 12-month period ending on the Calculation Test Date and (B) calculated on a looking forward basis for the twelve-month period commencing on the date after such Calculation Test Date, in each case, is greater than 80% multiplied by the Interest Coverage Ratio in the Base Case Projections for the same twelve-month period;

(ii) if the Use Agreement has been extended to a Revised Use Agreement Termination Date, the Borrower delivers to the Administrative Agent Revised Base Case Projections that show (and the Model Auditor agrees that it shows) that notwithstanding such Aladdin Contract Event, (A) all Obligations of the Borrower under this Agreement can be repaid in full with cash sweeps of 100% of Excess Cash Flow as projected for each Calculation Date from the Maturity Date and ending on the Revised Use Agreement Termination Date and (B) for each Calculation Date from the Maturity Date and ending on the Revised Use Agreement Termination Date, the Interest Coverage Ratio is 1.50:1.00 or higher; or

(iii) the Borrower prepays the Term Loan and/or reduces the Capital Expenditure Loan Commitments in an amount equal to the greater of (A) an amount sufficient so that the Interest Coverage Ratio calculated on a looking forward basis for the twelve-month period commencing on the date after such Calculation Date, is greater than 80% multiplied by the Interest Coverage Ratio in the Base Case Projections for the same twelve-month period and (B) an amount sufficient to reduce the sum of (x) the outstanding principal amount of the Term Loans and Capital Expenditure Loans and (y) the Available Term Loan Commitments and Available Capital Expenditure Loan Commitments, to an aggregate amount that is not greater than $150,000,000;

and provided that all of the other requirements of Section 7.6(a) other than with respect to an Aladdin Contract Event are satisfied.

(d) The period during which the Borrower may not declare or make any Distribution pursuant to clauses (b) or (c) above is referred to as a “Lock-Up Period”.

(e) If at any time a Lock-Up Event has occurred and is continuing, the Borrower may not withdraw or apply funds from the Lock-Up Account; provided that the Borrower may distribute cash and pay amounts to pay for (i) taxes due by the Loan Parties, (ii) necessary Maintenance Capital Expenditures, (iii) Required Capital Expenditures, (iv) mandatory prepayments pursuant to Section 2.9(c) and (v) Mandatory Debt Service.

(f) Proceeds in the Lock-Up Account during a Lock-Up Period shall be applied as follows:

(i) Beginning on the third consecutive Calculation Date (including such Calculation Date) in any Lock-Up Period, the Collateral Agent, and on each Calculation Date thereafter until the Lock-Up Period ends (acting at the direction of the Administrative Agent) shall be permitted to transfer funds in the Lock-Up Account to the Administrative Agent for application to the mandatory prepayment of Loans accordance with Section 2.9(c)(vii), (each such Calculation Date, a “Sweep Calculation Date”).

(ii) The amount of funds in the Lock-Up Account to be applied to mandatory prepayment in accordance with Section 2.9(c)(vii) on any Sweep Calculation Date shall be equal to the amount of funds deposited in the Lock-Up Account during the three-month period ending six months prior to such Sweep Calculation Date, less the amount of such funds that were distributed to and were used to pay the amounts set forth in the proviso of clause (e) above during such three-month period.

Section 7.7 Change in Business. The Borrower or its Subsidiaries shall not engage, either directly or indirectly, in any business other than the business conducted by the Borrower as of the date hereof or any business related or incidental thereto.

Section 7.8 ERISA. Except as set forth in Schedule 7.8, the Borrower or its Subsidiaries shall not:

(a) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan;

(b) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower to any tax, penalty or other liability including a liability to indemnify;

(c) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA) with respect to any Employment Benefit Plan;

(d) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan;

(e) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or

(f) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC,

where singly or cumulatively, the above event or events could reasonably be expected to have a Material Adverse Effect.

Section 7.9 Transactions with Affiliates. Other than the Income Tax Sharing Agreement, dated as of December 23, 2004, by and among MIC, the Loan Parties (other than Northwind Midway) and certain other indirect Subsidiaries of MIC and except as otherwise permitted by the Loan Documents, the Borrower or its Subsidiaries shall not enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms as least as favorable to the Borrower or its Subsidiaries as an arms-length transaction with unaffiliated Persons.

Section 7.10 Accounts. The Borrower or its Subsidiaries shall not maintain bank accounts or securities accounts other than (i) the bank accounts and securities accounts listed in Schedule 5.25, provided that effective Control Agreements are maintained with respect to these accounts, and (ii) additional bank accounts and securities accounts established after the Effective Date for the working capital needs of the Borrower which are subject to Control Agreements.

Section 7.11 Accounting Changes. The Borrower shall not change (i) its fiscal year or (ii) its accounting practices except as required by GAAP.

Section 7.12 Amendments etc. of Material Contracts. Without the prior written consent of the Administrative Agent, the Borrower or its Subsidiaries shall not (i) cancel or terminate or replace or enter into any Material Contract, (ii) consent to or accept any cancellation or termination of any Material Contract, (iii) amend, modify or supplement in any material respect any Material Contract or any document executed and delivered in connection therewith, (iv) waive any material default under, or material breach of, any Material Contract or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any Material Contract or in any way vary, or agree to the variation of, any material provision of such Material Contract or of the performance of any material covenant or obligation by any other Person under any Material Contract or (v) assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Contract; provided, however, that the Borrower or its Subsidiaries may, without violating the provisions of this Section 7.12, do any of the foregoing without the prior written consent of the Administrative Agent, if such actions could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.13 Joint Ventures. No Loan Party shall enter into any Joint Venture; provided, that ETT Nevada, Inc. may be a member of Northwind Aladdin, LLC pursuant to the Northwind Aladdin LLC Agreement.

Section 7.14 Management Fees. No Loan Party shall pay any management fees other than (i) management fees paid by a Loan Party to another Loan Party or Loan Parties, (ii) reasonable overhead sharing fees payable to Affiliates of any Loan Party for legal, accounting, tax, computer and other centralized management services provided to the Loan Parties in lieu of such Loan Parties having their own employees for such functions in all cases as on an arms-length transaction with unaffiliated Persons, and (iii) allocation of parent company management fees under the Services Agreement among MIC and its direct and indirect subsidiaries, dated as of June 7, 2006; provided that such allocation is not prohibited under Section 7.6.

Section 7.15 Jurisdiction of Formation. No Loan Party shall change its jurisdiction of formation except upon not less than ninety (90) days prior written notice to the Administrative Agent.

Section 7.16 Foreign Assets Control Regulations. The Borrower or its Subsidiaries shall not use the proceeds of any Borrowing:

(i) to fund any operations of, to finance any investments or activities in, or to make any payments to, any person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; or

(ii) to fund any operations in, to finance any investments or activities in, or to make any payments to, an agency of the government of a country, an organization controlled by a country, or a person resident in a country that is subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control under 31 C.F.R. Chapter V.

Section 7.17 Restrictive Agreements. Directly or indirectly, enter into, or incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its material Property or assets (except as permitted under Section 7.2), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to, or to return capital in respect of its common equity interests or to make or repay loans or advances to any Loan Party or to Guarantee Obligations of any Loan Party; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by any applicable Governmental Rule or this Agreement and (ii) restrictions imposed by the Northwind Aladdin LLC Agreement and the Northwind Aladdin Notes (other than restrictions under the control of the Borrower) as of the Effective Date.

Section 7.18 Certain Financial Covenants.

(i) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio at the end of any Test Period to be less than 1.20:1.00.

(ii) Leverage Ratio. The Borrower will not permit the Leverage Ratio at the end of any Test Period to be less than 4.00%.

ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES

Section 8.1 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) the Borrower (i) shall fail to pay any principal of any Loan or any Hedging Termination Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) shall fail to pay any interest on any Loan or any amount that is payable periodically in respect of any Hedging Obligation, when and as the same shall become due and payable, or (iii) shall fail to transfer any amounts to the Collateral Agent when and as required in accordance with Section 7.6(b) or (c), or (iv) shall fail to pay any fee or any other amount under the Loan Documents on the date when due, unless any such failure with respect to clauses (ii), (iii) or (iv) above is caused by technical or administrative error and is remedied within three (3) Business Days; or

(b) any Loan Party shall fail to comply with any covenant or agreement contained in Section 6.2(a)(v), Section 6.8(i), Section 6.11, Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Section 7.16, or Section 7.18; or

(c) any default shall occur under any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or

(d) any Loan Party shall fail to comply with any covenant or agreement under this Agreement or under any other Loan Document (other than those specified in clauses (a), (b) or (c) above), and such failure is not remedied within thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders); provided that if such failure is capable of remedy but by its nature cannot reasonably be cured within thirty (30) days, such Loan Party shall have such additional time not exceeding thirty (30) days as may be necessary to cure such failure so long as such Loan Party proceeds with all due diligence to cure such failure, such failure is cured within such additional time period, and such delay is not reasonably likely to have a Material Adverse Effect; or

(e) any representation or warranty made by the Borrower or any other Loan Party in any Loan Document to which it is a party, or in any certificate or document delivered to the Administrative Agent or Collateral Agent by the Borrower or any other Loan Party pursuant to any Loan Document, shall prove to have been incorrect when made or deemed made and a Material Adverse Effect would reasonably be expected to result therefrom; or

(f) any Loan Party or its Subsidiaries shall (i) fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any originally applicable grace period provided with respect thereto, if the amount of such Indebtedness exceeds $2,500,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, such Indebtedness of the Borrower or its Subsidiaries (other than the Obligations) in an aggregate amount exceeding $2,500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, such Indebtedness of the Borrower or its Subsidiaries (other than the Obligations) in an aggregate amount exceeding $2,500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(g) any Loan Party or its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its Property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its Property by any official in an involuntary case or other proceeding commenced against it; or

(h) proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or its Subsidiaries or of all or a substantial part of the Property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(i) a final judgment that is not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Administrative Agent by an independent insurance broker or carrier satisfactory to the Administrative Agent is entered against the Borrower or its Subsidiaries in excess of $2,500,000, or any non monetary final judgment is entered against the Borrower or its Subsidiaries and the effect of such non monetary final judgment could reasonably be expected to result in a Material Adverse Effect, and, in each case such judgment remains unbonded or unsatisfied or there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) (i) any Loan Document or any material term thereof shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing and any such event continues for ten (10) days after the earlier of the Administrative Agent giving notice and the Borrower becoming aware of such event; or (ii) any Security Document shall cease, except in accordance with its terms, to be effective to grant a perfected Lien on the Collateral described therein (other than on an immaterial portion thereof) with the priority purported to be created thereby; or (iii) any of the Loan Parties shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Agreements; or

(k) any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or a trustee shall be appointed by the PBGC to administer any Plan; or

(l) the Borrower or any of its Subsidiaries shall abandon its business operations, which abandonment shall be deemed to have occurred if the Borrower or its Subsidiaries fails, without reasonable cause, to conduct business operations in the ordinary course for a continuous period of more than thirty (30) days; or

(m) any material Governmental Authorization necessary (i) for the execution, delivery and performance by any Loan Party or any of their respective Subsidiaries of any of the Loan Documents or Material Contracts to which it is a party, or for the performance by any Loan Party of its material rights and obligations under any of the Loan Documents or Material Contracts to which it is a party or (ii) for the ownership, leasing or operation of any material portion of the business of the Loan Parties or any of their respective Subsidiaries (determined on a consolidated basis) as conducted as of the date hereof, shall be revoked, terminated, withdrawn, suspended or materially modified unless (x) such Governmental Authorization is reinstated within ten (10) days after the occurrence of such event (or such longer period as is necessary to reinstate such Governmental Authorization, so long as the applicable Loan Party or Subsidiary is diligently pursuing such reinstatement and such extension of time does not result or could reasonably be expected to result in a Material Adverse Effect), or (y) the revocation, termination, withdrawal, suspension or modification of such Governmental Authorization does not result in or could not reasonably be expected to result in a Material Adverse Effect; or

(n) it becomes unlawful for the Borrower or its Subsidiaries to perform any of its obligations under the Loan Documents (other than an illegality referred to in Section 3.3) and such illegality could reasonably be expected to have a Material Adverse Effect; or

(o) any change in the financial condition or results of operations of the Borrower or its Subsidiaries shall have occurred since the date of the latest audited Consolidated Financial Statements of the Borrower delivered to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect; or

(p) the termination or revocation of any Material Contract prior to its stated termination date or the non-renewal of a Material Contract, in each case, which could reasonably be expected to result in a Material Adverse Effect; or

(q) the City of Chicago exercises its right to request the relocation or removal of any material portion of the Chicago District Cooling Project pursuant to the terms of the Use Agreement or revokes any permit with respect to the Chicago District Cooling Project, that in any such case would have a Material Adverse Effect; or

(r) any of the Loan Parties shall fail to comply with Legal Requirements or Environmental Laws, in each case if such failure could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent may, and upon the request of the Required Lenders shall: (i) by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate; (ii) declare the entire unpaid principal amount of the Loans (together with all accrued and unpaid interest thereon and any other amount then due under the Loan Documents) and all other Obligations to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrower; and/or (iii) subject to the prior approval of any required Governmental Authority or the provisions of any Governmental Authorization, instruct the Collateral Agent to foreclose on any or all of the Collateral and/or proceed to enforce all remedies available to the Administrative Agent (or Collateral Agent) pursuant to the Loan Documents or otherwise as a matter of law. Notwithstanding the foregoing, if an Event of Default referred to in Sections 8.1(g) or (h) shall occur with respect to the Borrower, automatically and without notice the actions described in clauses (i) and (ii) above shall be deemed to have occurred.

(b) No Financing Party may, except with the prior consent of the Required Lenders (i) enforce any security interest created or evidenced by any Security Document or require the Administrative Agent to enforce any such security interest (provided that the foregoing shall not limit any right of setoff by a Lender permitted hereunder); (ii) sue for or institute any creditor’s process (including an injunction, garnishment, execution or levy, whether before or after judgment) in respect of any Obligation (whether or not for the payment of money) owing to it under or in respect of any Loan Document; (iii) take any step for the winding-up, administration of or dissolution of, or any insolvency proceeding in relation to, the Borrower or its Subsidiaries, or for a voluntary arrangement, scheme of arrangement or other analogous step in relation to the Borrower or its Subsidiaries; or (iv) apply for any order for an injunction or specific performance in respect of the Borrower or its Subsidiaries in relation to any of the Loan Documents.

ARTICLE IX
AGENTS

Section 9.1 Appointment and Authorization of Agents.

Each Financing Party hereby irrevocably appoints, designates and authorizes the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither of the Agents shall have any duties or responsibilities, except those expressly set forth herein or in the Security Documents, nor shall the Agents have or be deemed to have any fiduciary relationship with any Financing Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.3 Liability of Agents. None of the Agents, their respective officers, directors, employees, agents, attorneys in fact and Affiliates shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Financing Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. None of the Agents and any of their respective officers, directors, employees, agents, attorneys in fact and Affiliates shall be under any obligation to any Financing Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so request, it shall first be indemnified to its satisfaction by the Financing Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, provided that neither Agent shall be required to take any action that would expose them it to personal liability or that is contrary to the Loan Documents or applicable Legal Requirements. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.5 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Financing Parties, unless the Administrative Agent shall have received written notice from a Financing Party or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Financing Parties of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 10.1); provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Financing Parties.

Section 9.6 Credit Decision; Disclosure of Information. Each Financing Party acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys in fact or Affiliates has made any representation or warranty to it, and that no act by the Agents hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agents or any of its officers, directors, employees, agents, attorneys in fact or Affiliates to any Financing Party as to any matter, including whether the Agents or any of its officers, directors, employees, agents, attorneys in fact or Affiliates have disclosed material information in their possession. Each Financing Party represents to the Agents that it has, independently and without reliance upon the Agents or any of their officers, directors, employees, agents, attorneys in fact or Affiliates and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Financing Party also represents that it will, independently and without reliance upon the Agents or any of their officers, directors, employees, agents, attorneys in fact or Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Financing Parties by the Administrative Agent herein, neither Agent shall have any duty or responsibility to provide any Financing Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 9.7 Indemnification of Agents and Issuing Banks. ii) If the transactions contemplated hereby are consummated, the Lenders and the Issuing Bank shall indemnify upon demand the Administrative Agent (to the extent the Administrative Agent is required to be but is not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (based upon its Commitment) (at the time such indemnity is sought), and hold harmless the Administrative Agent from and against any and all Indemnified Liabilities incurred by it; provided that neither the Lender nor the Issuing Bank shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities resulting from the Administrative Agent's own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.7(a) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender and Issuing Bank shall reimburse the Administrative Agent upon demand for its ratable share (determined at the time such reimbursement is sought) of any costs or out-of-pocket expenses (including attorney costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.7(a) shall survive the Maturity Dates, the payment of all other Obligations and the resignation of such Issuing Bank.

(b) If the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Issuing Bank (to the extent such Issuing Bank is required to be but is not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (based upon its Revolving Loan Commitment) (at the time such indemnity is sought), and hold harmless such Issuing Bank from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Issuing Bank of any portion of such Indemnified Liabilities resulting from the Issuing Bank’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.7(b) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The undertaking in this Section 9.7(b) shall survive the Maturity Dates, the payment of all other Obligations and the resignation of such Issuing Bank.

Section 9.8 Agents in their Individual Capacities. The Agents and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Agents were not the Agents hereunder and without notice to or consent of the Financing Parties. The Financing Parties acknowledge that, pursuant to such activities, the Agents or their respective Affiliates may receive information regarding any Loan Party or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to their Loans or other Outstanding Exposure, the Agents shall have the same rights and powers under this Agreement as any other Financing Party and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 9.10 Mandated Lead Arranger. The Mandated Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than, to the extent it is a Lender or the Administrative Agent, those applicable to all Lenders or the Administrative Agent, as the case may be, as such. Each Lender acknowledges that it has not relied, and will not rely, on the Mandated Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1 Amendments; Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable other Loan Party, as the case may be, and acknowledged by the Administrative Agent; provided that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of calculation of the amount of any mandatory prepayment that would result in a reduction of any such prepayment, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) release all or any material part of the Collateral without the written consent of each Lender and Hedging Bank except in accordance with the terms of the Security Documents; provided that (A) any release in connection with a sale or other disposition of Collateral authorized by Section 7.3 shall not require the approval of any Lender or Hedging Bank and (B) any amendment, waiver or consent which modifies the terms of Section 7.3 (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall only require the consent of the Required Lenders;

(vii) release the Obligations of any Loan Party except in accordance with the terms of the Loan Documents without the written consent of each Lender; or

(viii) restrict the rights of Lenders to assign or transfer their rights or obligations under the Loan Documents;

(ix) prior to the date on which the number of Lenders is greater than two (2), waive an Event of Default without the written consent of each Lender;

(x) prior to the date on which the number of Lenders is greater than two (2), amend Section 6.1 or Section 7.18 without the written consent of each Lender;

and provided, further, that (A) no amendment, waiver or consent shall, without the written consent of the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (B) no amendment, waiver or consent shall, without the written consent of each Hedging Bank directly affected thereby in addition to the Lenders required above, affect the rights or duties of such Hedging Bank under this Agreement or any other Loan Document, (C) no amendment, waiver or consent shall, without the written consent of the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document, and (D) no amendment, waiver or consent shall, without the written consent of the Administrative Agent in addition to the Lenders required above, affect any separate fee agreement between the Borrower and the Administrative Agent in its capacity as such or between the Borrower and the Mandated Lead Arranger in their capacities as such; and provided, further, that any waiver of conditions precedent set forth in Section 4.1(f) which relate to the perfection of a security interest in Collateral can be waived by the Administrative Agent in its discretion, provided that such condition shall instead be satisfied after the Effective Date and within time periods established by the Administrative Agent in its discretion.

(b) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (a) above, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 10.2 Notices.

(a) Unless otherwise expressly provided herein, (and subject to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) the Borrower:

Macquarie District Energy, Inc.
c/o Macquarie Infrastructure Company
125 West 55th Street
New York, New York 10019
Attention:  Chief Financial Officer
Telephone :  (212) 231-1814
Facsimile:  (212) 231-1838

with a copy to:

Macquarie District Energy, Inc.
c/o Thermal Chicago Corp.
200 West Jackson Blvd.

Suite 1310

Chicago, Illinois 60606
Attention: Vice President of Finance
Telephone: (312) 447-1600 ext. 12
Facsimile: (312) 447-0316

with a copy to:

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention:  Edward J. Hammond
Telephone:  (414) 297-5619
Facsimile:  (414) 297-4900

if to the Administrative Agent:

Dresdner Bank AG, New York and Grand Cayman Branches
c/o Dresdner Bank AG, Luxembourg Branch
6a route de Trèves
L-2633 Senningerberg
Luxembourg
Attention: Loan Administrator
Telephone: (212) 895-7223
Facsimile: (212) 895-7229

(ii) if to any Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as Consolidated Financial Statements and other information as provided in Section 6.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the syndication of the credit facilities provided for herein, and administration of the transactions contemplated hereby and thereby, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, attempted enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and (iii) all reasonable and documented out-of-pocket expenses of the Model Auditor in the preparation of any Revised Base Case Projections pursuant to Section 2.9(c) and Section 7.6.

(b) The Borrower shall indemnify the Administrative Agent, each Lender, the Issuing Bank, the Hedging Bank and each of the officers, directors, employees, agents, attorneys in fact and Affiliates of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated thereby, (ii) any Commitment, Letter of Credit or Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, or liability under any Environmental Laws related in any way to any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) In the event that any claim or demand by a third party for which the Borrower may be required to indemnify an Indemnitee hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnitee by a third party, such Indemnitee shall as promptly as practicable notify the Borrower in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnitee, except to the extent that the rights of the Borrower are actually prejudiced thereby.

(d) The Borrower shall be entitled to appoint counsel of its choice at the expense of the Borrower to represent an Indemnitee in any action for which indemnification is sought (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by that Indemnitee except as set forth below); provided, however, that such counsel shall be satisfactory to such Indemnitee. Notwithstanding the Borrower’s election to appoint counsel to represent an Indemnitee in any action, such Indemnitee shall have the right to employ separate counsel (including local counsel, but only one such counsel in any jurisdiction in connection with any action), and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Borrower and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnitees which are different from or additional to those available to the Borrower; (iii) the Borrower shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize the Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower shall not be liable for any settlement or compromise of any action or claim by an Indemnitee affected without its prior written consent, which consent shall not be unreasonably withheld.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or arising out of the activities in connection herewith or therewith.

(f) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

(g) The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto upon the execution and delivery hereof by the Borrower and Dresdner Bank AG New York Branch, as Administrative Agent and Lender, LaSalle Bank National Association, as Issuing Bank and Lender and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) below) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (1) Any Lender may assign to one or more other Lenders, Affiliates of any Lender or Eligible Assignees approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (so long as no Event of Default is continuing) the Borrower (which approvals shall not be unreasonably withheld or delayed) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (A) no approval of the Administrative Agent or the Borrower shall be required for any assignment to an assignee that is a Lender or an Affiliate of a Lender immediately prior to giving effect to such assignment or which is from LaSalle Bank National Association to ABN AMRO Bank N.V. or an Affiliate of ABN AMRO Bank N.V.; (B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans and Commitment, the amount of the Loans and Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents; (C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any required tax forms; and (E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4 and 10.3). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption and required tax forms executed by an assigning Lender and an Eligible Assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in clause (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (2) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.1(a) that affects such Participant. Subject to clause (c)(ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Without limitation of the preceding sentence, (i) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender and (ii) a Participant that is a United States resident individual shall not be entitled to the benefits of Section 3.1 as if it were a Lender unless the Participant agrees to comply with Section 3.1(g) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or their respective advisers, or (ii) any actual or prospective counterparty (or their respective advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower that is not prohibited from transmitting the information to the Administrative Agent or such Lender by a contractual or legal obligation. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, each of the Administrative Agent and the Lenders (and each of their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.

Section 10.6 Limitation on Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Legal Requirement (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirement, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 10.7 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any such set off is effected prior to acceleration of the Loans pursuant to Section 8.2 and all Events of Default are cured prior to any such acceleration, such set off shall be rescinded and the deposits and other amounts so set off shall be restored to the Borrower, without interest. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.8 Nonliability of Lenders. The Borrower acknowledges and agrees that:

(a) Any inspections of any property of the Loan Parties made by or through the Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and the Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower); and

(b) The relationship between the Borrower and the Administrative Agent and Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor any Lender shall under any circumstance be construed to be partners or joint venturers of any Loan Party or its Affiliates; neither the Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Loan Party or its Affiliates, or to owe any fiduciary duty to any Loan Party or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to any Loan Party or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform any such Person of any matter in connection with the operations of such Person; each Loan Party and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or any Lender in connection with such matters is solely for the protection of the Administrative Agent and each Lenders and neither any Loan Party nor any other Person is entitled to rely thereon.

Section 10.9 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 10.11 Submission To Jurisdiction; WAIVER OF JURY TRIAL.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, solely for purposes of any action or proceeding arising out of or relating to this Agreement (and not as a general submission to New York law), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in clause (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUR OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY (WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE). EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Headings. The table of contents and the headings of Articles, Sections, Exhibits and Schedules have been included herein for convenience of reference only, are not part of this Agreement, and shall not be taken into consideration in interpreting this Agreement.

Section 10.14 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be maintained by the Borrower and the Administrative Agent.

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

MACQUARIE DISTRICT ENERGY, INC.

By:
Name: David Bump Title: CEO and President

DRESDNER BANK AG NEW YORK BRANCH, as the Administrative Agent and as Lender

By:
Name: Jorge Rodriguez Title: Director

By:
Name: Ran Sagee Title: Director

LASALLE BANK NATIONAL ASSOCIATION, as the Issuing Bank and as Lender

By:
Name: Meghan A. Schultz Title: Vice President

SCHEDULE 2.1
COMMITMENTS AND PRO RATA SHARES

Lender	Term Loan Commitment	Term Loan Pro Rata Share	Capital Expenditure Loan Commitment	Capital Expenditure Loan Pro Rata Share	Revolving Loan Commitment	Revolving Loan Pro Rata Share
Dresdner Bank AG New York Branch	$115,000,000	76.67%	$15,000,000	75%	$12,500,000	67.57%
LaSalle Bank National Association	$35,000,000	23.33%	$5,000,000	25%	$6,000,000	32.43%
Total:	$150,000,000	100%	$20,000,000	100%	$18,500,000	100%